Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TIBCO SOFTWARE INC.,

INSIGHTFUL CORPORATION,

and

MINERAL ACQUISITION CORPORATION

Dated as of June 18, 2008

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page
9.9	Rules of Construction	68
9.10	Assignment	68

INDEX OF EXHIBITS

Exhibit A	List of Stockholders Entering into Voting Agreements

Exhibit B	Form of Voting Agreement

Exhibit C-1	List of Employees Entering into Employment Agreements

Exhibit C-2	List of Contractors Entering into Contractor Agreements

Exhibit D	Form of Employment Agreement

Exhibit E	Form of Contractor Agreement

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INDEX OF DEFINED TERMS

Term	Paragraph
Acquiror	Preamble
Acquiror Charter Documents	4.2
Acquisition Proposal	6.5(f)(i)
Action	3.10
Agreement	Preamble
Approvals	3.1(a)
Assumed Options	2.1(b)(ii)
Assumed Plan	2.1(b)(iii)
Blue Sky Laws	3.5(b)
business day	9.3(b)(i)
Certificate of Merger	1.2
Certificates	2.2(c)
Change in Recommendation	6.2(b)
Closing	1.2
Closing Date	1.2
COBRA	3.11(a)(i)
Code	2.2(e)
Company	Preamble
Company 2001 Plan	2.1(b)(v)(2)
Company 2001 Plan Options	2.1(b)(v)(2)
Company Acquisition	8.3(b)(i)
Company Balance Sheet	3.8
Company Balance Sheet Date	3.8
Company Board	Recitals
Company Capital Stock	2.1(f)
Company Charter Documents	3.2
Company Common Stock	2.1(a)
Company Contract	3.19(b)
Company Disclosure Letter	Article III
Company Employee Plan	3.11(a)(ii)
Company ESPP	2.1(c)
Company Financial Advisor	3.17
Company Form 10-KSB	3.1(b)
Company Indemnification Provisions	6.11(a)
Company Indemnified Persons	6.11(a)
Company Intellectual Property	3.18(a)(ii)
Company Meeting	3.4(b)
Company Optionholder	2.1(b)(i)
Company Option Plans	2.1(b)(v)(1)
Company Preferred Stock	3.3(a)(i)
Company Privacy Policy	3.18(a)(viii)
Company Products	3.18(a)(iii)

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Term	Paragraph
Company Registered Intellectual Property	3.18(a)(iv)
Company SEC Documents	3.7(a)
Company Securityholders	2.2(a)
Company Source Code	3.18(r)
Company Stock Options	2.1(b)(i)
Company Stockholders	2.2(a)
Company Stockholder Approval	3.4(b)
Confidentiality Agreement	6.3
Contract	3.1(b)
Contractor Agreement	Recitals
Copyrights	3.18(a)(i)
Delaware Law	Recitals
Dissenting Shares	2.3(a)
DOL	3.11(a)(iii)
Effect	9.3(b)(iv)
Effective Time	1.2
Employee	3.11(a)(iv)
Employee Agreement	3.11(a)(v)
Employment Agreement	Recitals
Encumbrance	3.5(a)
End Date	8.1(b)
Environmental Laws	3.16
ERISA	3.11(a)(vi)
ERISA Affiliate	3.11(a)(vii)
Exchange Act	3.5(b)
Exchange Agent	2.2(a)
Free Product	3.18(a)(x)
Fully Diluted As Adjusted Shares	3.3(a)(i)
GAAP	3.7(b)
Governmental Entity	3.5(b)
Governmental Permits	3.6(c)
Hazardous Materials	3.16
Intellectual Property	3.18(a)(i)
International Employee Plan	3.11(a)(viii)
IRS	3.11(a)(ix)
knowledge	9.3(b)(iii)
Leased Property	3.14
Leases	3.14
Legal Requirements	3.3(a)(ii)
Material Adverse Effect	9.3(b)(iv)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	2.1(e)
Multiemployer Plan	3.11(a)(x)

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Term	Paragraph
Nasdaq	3.5(b)
Open Source Material	3.18(s)
Option Exchange Ratio	2.1(b)(v)(3)
Patents	3.18(a)(i)
Pension Plan	3.11(a)(xi)
Per Share Merger Consideration	2.1(a)
person	9.3(b)(v)
Personal Data	3.18(a)(v)
Privacy Laws	3.18(q)
Projectware	3.18(a)(ix)
Proxy Statement	3.12
PTO	3.18(b)
Registered Intellectual Property	3.18(a)(vi)
Representatives	6.5(a)
Required Company Stockholder Approval	6.2(a)
Returns	3.15(b)
Sarbanes Act	3.7(d)
SEC	3.4(a)
Securities Act	3.5(b)
Significant Customer	3.24(a)
Significant Supplier	3.24(b)
subsidiary	9.3(b)(vi)
Superior Offer	6.5(f)(ii)
Surviving Corporation	1.1
Tax	3.15(a)
Tax Incentive	3.15(n)
Tax Indemnity Agreements	3.15(j)
Taxes	3.15(a)
Terminating Company Plans	6.10(a)
Termination Fee	8.3(b)(i)
Third Party Product Technology	3.18(i)
Time and Materials Contract	3.9(d)
Unvested Cash	2.1(g)
Unvested Shares	2.1(g)
User Data	3.18(a)(vii)
Voting Agreement	Recitals
WARN Act	3.11(a)(xii)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 18, 2008 by and among TIBCO Software Inc., a Delaware corporation (“Acquiror”), Insightful Corporation, a Delaware corporation (“Company”), and Mineral Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), Acquiror and Company intend for Acquiror to acquire Company in a merger transaction in which (i) Merger Sub will be merged with and into Company, with Company to be the surviving corporation of such merger (the “Merger”), and (ii) all of the outstanding capital stock of Company will be converted into the right to receive cash as set forth herein.

B. Upon the terms and subject to the conditions contained in this Agreement and in accordance with Delaware Law, the Board of Directors of Company (the “Company Board”) has unanimously (i) declared this Agreement to be advisable, (ii) approved this Agreement and approved and authorized the Merger and the other transactions contemplated hereby, (iii) determined that the Merger is fair to, and in the best interests of, Company and its stockholders, and (iv) determined to recommend that the stockholders of Company adopt this Agreement.

C. Upon the terms and subject to the conditions contained in this Agreement and in accordance with Delaware Law, the Board of Directors of Acquiror has (i) declared this Agreement to be advisable, (ii) approved this Agreement and approved and authorized the Merger and the other transactions contemplated hereby, and (iii) determined that the Merger is fair to, and in the best interests of, Acquiror and its stockholders.

D. Concurrently with the execution and delivery of this Agreement, as a condition of and an inducement to the willingness of Acquiror and Merger Sub to enter into this Agreement, (i) each stockholder of Company listed on Exhibit A hereto is entering into a voting agreement in substantially the form attached hereto as Exhibit B (each a “Voting Agreement”), (ii) each employee of Company listed on Exhibit C-1 hereto is entering into with Acquiror or the Surviving Corporation (as determined by Acquiror) an employment agreement, including all exhibits thereto, in the form attached hereto as Exhibit D (each an “Employment Agreement”) and an offer letter, and (iii) each contractor of Company listed on Exhibit C-2 hereto is entering into with Acquiror or the Surviving Corporation (as determined by Acquiror) a side letter agreement in the form attached hereto as Exhibit E (the “Contractor Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall thereupon cease, and Company shall continue as the surviving corporation and as a wholly owned subsidiary of Acquiror. Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, and such other articles, certificates or other appropriate filing documents, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (collectively, the “Certificate of Merger”) (the time of such filing, or such later time as may be mutually agreed in writing by Company and Acquiror and specified in the Certificate of Merger, being referred to herein as the “Effective Time”) as soon as practicable after the satisfaction or waiver of all conditions to the Merger set forth in Article VII. The closing of the Merger (the “Closing”) shall take place remotely via the exchange of final documents and signature pages, at a time and date to be specified by the parties, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other time, date and location upon which the parties may mutually agree in writing (the date of the Closing, the “Closing Date”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to provide that the name of the Surviving Corporation shall be “Insightful Corporation.”

(b) Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub in effect immediately prior to the Effective Time, and such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to “Seaplane Acquisition Corporation” shall be amended to refer to “Insightful Corporation.”

1.5 Directors and Officers of the Surviving Corporation.

(a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed in accordance with Delaware Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Capital Stock. Each share of common stock, $0.01 par value per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.1(d) and any Dissenting Shares (as defined in Section 2.3)), will be cancelled and extinguished and automatically converted (subject to Section 2.1(f)) into the right to receive, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2 (or, in the case of a lost, stolen or destroyed certificate, upon the delivery of an affidavit (and bond, if required) in the manner provided in Section 2.2(h)), cash, net of tax withholding and without interest, in an amount per share equal to $1.87 (the “Per Share Merger Consideration”).

(b) Stock Options. By virtue of the Merger and without any action on the part of any Company Optionholder (as defined in Section 2.1(b)(i)) other than acknowledgments referred to in Section 2.1(b)(iv):

(i) At the Effective Time, each then-outstanding option (whether vested or unvested and whether exercisable or unexercisable) to purchase Company Common Stock (each a “Company Stock Option,” and each such holder a “Company Optionholder”), other than any Company 2001 Plan Options, shall be terminated and cancelled in exchange for the right to receive from Acquiror or the Surviving Corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, and (B) the amount, if any, by which the Per Share Merger Consideration exceeds the per share exercise price of such Company Stock Option. Such payment shall be made promptly following the Effective Time.

(ii) At the Effective Time, each Company 2001 Plan Option that is outstanding and unexercised immediately prior to the Effective Time (each, an “Assumed Option”) shall be converted into an option to acquire that number of shares of Acquiror Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Assumed Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio (with the product rounded down to the nearest whole number of shares of Acquiror Common Stock), at a per share exercise price equal to the quotient (rounded up the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio. The Assumed Option shall otherwise continue to have, and be subject to, the same terms and conditions set forth in the respective Company Option Plan (and any applicable stock option agreement for such Company Stock Option) immediately prior to the Effective Time (including any vesting provisions).

(iii) Acquiror shall assume the Company’s Amended and Restated 2001 Stock Option and Incentive Plan (the “Assumed Plan”) with such assumption being effective as of the Effective Time. Company shall cause the Company Option Plans, other than the Assumed Plan, to terminate effective as of the Effective Time.

(iv) Prior to the Effective Time, and subject to the review and approval of Acquiror, Company shall take any and all actions reasonably necessary to effect the transactions contemplated by this Section 2.1(b) under all Company Stock Option agreements and any Company Option Plan or other arrangement of Company (whether or not written), including delivering all notices and/or amending the terms of its equity incentive plans or agreements and obtaining acknowledgments of treatment in Section 2.1(b)(i) of options granted under Company’s 2001 Amended and Restated Non-Employee Director Stock Option Plan and Company’s 1992 Non-Employee Director Stock Option Plan.

(v) For purposes of this Agreement:

(1) “Company Option Plans” shall mean all stock option plans, programs, agreements or arrangements of Company, collectively, including Company’s Amended and Restated 2001 Stock Option and Incentive Plan, Company’s 2001 Amended and Restated Non-Employee Director Stock Option Plan, the Mathsoft, Inc. 1996 Non-Qualified, Non-Officer Stock Option Plan, Company’s 1992 Non-Employee Director Stock Option Plan and the Mathsoft, Inc. Amended and Restated 1992 Stock Plan, and any other non-plan option grant, agreement or arrangement with respect to Company Common Stock, in each case as amended (excluding the Company ESPP).

(2) “Company 2001 Plan Options” shall mean each Company Stock Option granted under Company’s Amended and Restated 2001 Stock Option and Incentive Plan (the “Company 2001 Plan”).

(3) “Option Exchange Ratio” shall mean shall mean the quotient obtained by dividing (A) the Per Share Merger Consideration, by (B) the average of the closing sales prices of Acquiror Common Stock as quoted on the NASDAQ National Market for the ten (10) consecutive trading days ending with the trading day prior to the Closing Date.

(c) Company ESPP. Prior to the Effective Time, Company shall take all actions necessary pursuant to the terms of Company’s 2003 Employee Stock Purchase Plan (the “Company ESPP”) to (i) suspend all future enrollment dates and purchase dates (as such terms are defined in the Company ESPP) scheduled to commence following the next regularly scheduled purchase date (as such term is defined in the Company ESPP) of June 30, 2008 and (ii) terminate the Company ESPP effective as of, and contingent upon, the Effective Date.

(d) Cancellation of Company-Owned and Acquiror-Owned Company Capital Stock. Each share of Company Common Stock held by Company, Acquiror, or any direct or indirect wholly owned subsidiary of Company or Acquiror (including, without limitation, Merger Sub) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(e) Capital Stock of Merger Sub. Each share of Common Stock, $0.01 par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall thereafter evidence ownership of such shares of capital stock of the Surviving Corporation.

(f) Adjustments to Per Share Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization, or other like change with respect to the capital stock of Company (“Company Capital Stock”) occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization, or other like change.

(g) Unvested Shares. If there are any shares of Company Common Stock that may be forfeited to or repurchased by Company under the terms of any Contract with Company (including, without limitation, any restricted stock purchase agreement) (“Unvested Shares”) that are issued and outstanding immediately prior to the Effective Time, then the right to recover or extinguish such Unvested Shares under the terms of any Contract with Company shall be assigned to Acquiror and the cash payable upon conversion of such Unvested Shares in the

Merger (the “Unvested Cash”) shall be, in place of such Unvested Shares, equally subject to such right assigned to Acquiror and shall be withheld by Acquiror and paid (in respect of the cash portion, without interest) to the holders of such Unvested Shares if and to the extent such assigned right expires unexercised by Acquiror pursuant to the terms of the applicable Contract with Company; provided, however, that (i) the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payments the amount of withholding imposed for Taxes (as defined in Section 3.15(a)) as required by any applicable Legal Requirements; (ii) a portion of such newly vested cash so distributed may be treated as imputed interest and will be so treated to the extent required under the Code and the regulations promulgated thereunder; (iii)Acquiror shall make all such required payments of newly vested cash according to its normal payroll schedule following the date within a month upon which such cash became vested. Notwithstanding the foregoing, if any such holder paid for Unvested Shares with promissory notes, Unvested Cash which vests shall first be applied towards repayment of accrued interest and then outstanding principal under such promissory notes before being distributed to such holder. Company shall take all actions that may be reasonably necessary to ensure that, from and after the Effective Time, Acquiror (or its assignee) is entitled to exercise any such right assigned hereunder, such that any Unvested Cash shall be returned to Acquiror without payment to such holder (other than payment of the original purchase price of any Unvested Shares converted into Unvested Cash upon exercise of the applicable right by Acquiror according to the terms of the Contract with Company governing such Unvested Shares as of immediately prior to the Effective Time).

2.2 Surrender of Certificates; Payment of Per Share Merger Consideration.

(a) Exchange Agent. BNY Mellon Shareowner Services, LLC shall act as the exchange agent for the Merger (the “Exchange Agent”) to receive and pay out the Per Share Merger Consideration to which the holders of Company Common Stock (“Company Stockholders”) and Company Optionholders (collectively, the “Company Securityholders”) shall become entitled to pursuant to this Article II.

(b) Acquiror to Provide Per Share Merger Consideration. Promptly after the Effective Time, Acquiror shall deposit with the Exchange Agent, as needed, for exchange in accordance with this Article II, the Per Share Merger Consideration. Any cash deposited with the Exchange Agent shall be invested by the Exchange Agent as directed by Acquiror for the benefit of Acquiror; provided, that no such investment or loss thereon shall affect the amounts payable to holders of Company Securityholders pursuant to this Article II.

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days), Acquiror shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates or other instruments, including uncertificated shares as represented on the books of Company, evidencing Company Common Stock and Company Stock Options (excluding Assumed Options) that were outstanding immediately prior to the Effective Time (the “Certificates”), and which were converted into the right to receive cash pursuant to Section 2.1(a) and Section 2.1(b): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as

Acquiror and the Exchange Agent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Per Share Merger Consideration payable upon surrender of said Certificates. Subject to Section 2.2(h), upon surrender of Certificates to the Exchange Agent for cancellation or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent (including any required Form W-8 or W-9), the holders of such Certificates shall be entitled to receive in exchange therefor a check in the amount of U.S. dollars that the holders thereof have the right to receive pursuant to Section 2.1(a) and Section 2.1(b) subject to the provisions of Section 2.1(g) (regarding the continuation of vesting and repurchase rights), and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof a check in the amount of U.S. dollars that the holders thereof have the right to receive pursuant to Section 2.1(a) and Section 2.1(b) subject to the provisions of Section 2.1(g) (regarding the continuation of vesting and repurchase rights). No interest will be paid or accrued on any cash payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, a check in the amount of U.S. dollars that the holder thereof has the right to receive pursuant to Section 2.1(a) and Section 2.1(b) subject to the provisions of Section 2.1(g) (regarding the continuation of vesting and repurchase rights) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer (including, if requested by Acquiror or the Exchange Agent, a medallion guarantee) and by evidence that any applicable stock transfer Taxes (as defined in Section 3.15(a)) have been paid or are not payable.

(d) Distributions With Respect to Unexchanged Shares. Subject to any applicable Legal Requirements (as defined in Section 3.3(a)(ii)), following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, the portion of the Per Share Merger Consideration to which such person is entitled by virtue thereof.

(e) Required Withholding. Each of the Exchange Agent, Acquiror, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or non-U.S. tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(f) No Liability. At any time following the one hundred eightieth (180th) day after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any cash amounts which had been made available to the Exchange Agent and not disbursed to Company Securityholders (including all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such Company Securityholders who have not previously complied with this Section 2.2 shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to any portion of the Per Share Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding anything to the contrary in this Section 2.2, none of the Exchange Agent, Acquiror, the Surviving Corporation, and any party hereto shall be liable to a holder of shares of Acquiror Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

(g) No Further Ownership Rights in Company Capital Stock. Payment of the Per Share Merger Consideration issued in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Section 2.2(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(h) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, a check in the amount of U.S. dollars into which the Company Common Stock and Company Stock Options represented by such Certificates were converted pursuant to Section 2.1(a) and Section 2.1(b) subject to the provisions of Section 2.1(g) (regarding the continuation of vesting and repurchase rights); provided, however, that Acquiror or Exchange Agent may, in its discretion and as a condition precedent to the issuance of such cash, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger and who shall have properly demanded in writing, appraisal for such Company Common Stock in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into, or represent the right to receive, the portion of the Per Share Merger Consideration payable for such Company Common Stock. Such stockholders shall be entitled to receive payment of the appraised value of such Company Common Stock held by them in accordance with the provisions of such Section 262 of Delaware Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Stock under such Section 262 of Delaware Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the portion of the Per Share Merger Consideration payable for such Company Common Stock, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the Certificate or Certificates that formerly evidenced such Company Common Stock.

(b) Company shall give Acquiror (i) prompt written notice of any demands for appraisal received by Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Company, and (ii) prior to the Effective Time, the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Company shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.4 Further Assurances. If, at any time before or after the Effective Time, Acquiror reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Company, Acquiror, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the disclosure letter delivered by Company to Acquiror concurrently with the execution of this Agreement (the “Company Disclosure Letter”), Company hereby represents and warrants to Acquiror and Merger Sub, as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) Each of Company and its subsidiaries is duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its formation and has the requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not, reasonably be expected to be, either individually or in the aggregate, material to Company and its subsidiaries, taken as a whole. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not reasonably be expected to be, either individually or in the aggregate, material to Company and its subsidiaries, taken as a whole. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing (where such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to be, either individually or in the aggregate, material to Company and its subsidiaries, taken as a whole.

(b) A true and complete list of all subsidiaries of Company is set forth in Exhibit 21 to Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 (the “Company Form 10-KSB”). Company is the owner of all outstanding shares of capital stock of each subsidiary of Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each subsidiary of Company are owned free and clear of all encumbrances. Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, permit, franchise, commitment or undertaking of any nature (each a “Contract”), as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity. There are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Company or any subsidiary of Company relating to the issued or unissued capital stock of any of the subsidiaries of Company or obligating Company or any of its subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any subsidiary of Company.

3.2 Certificate of Incorporation and Bylaws. The copies of Company’s Certificate of Incorporation and Bylaws that are filed as exhibits to the Company Form 10-KSB (together, the “Company Charter Documents”) are complete and correct copies thereof as in effect on the date hereof. Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

3.3 Capitalization.

(a) Capitalization.

(i) The authorized capital stock of Company consists of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock of Company, $0.01 par value (“Company Preferred Stock”). At the close of business as of the date hereof (1) 12,989,300 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (2) 115,810 shares of Company Common Stock were held in treasury by Company; (3) 3,142,805 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Option Plans, including 2,363,625 shares of Company Common Stock reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company 2001 Plan; (4) 2,588,604 shares of Company Common Stock were available for future grant under the Company Option Plans, including 2,115,521 shares of Company Common Stock that were available for future grant under the Company 2001 Plan; (5) 491,024 shares of Company Common Stock were available for future issuance under the Company ESPP; (6) 964,188 shares of Company Capital Stock were subject to outstanding Company 2001 Plan Options, which if exercised immediately prior to the Effective Time would have an exercise price per share less than the Per Share Merger Consideration, (7) 235,150 shares of Company Capital Stock were subject to outstanding Company Stock Options, warrants, convertible or exchangeable securities and similar rights (other than Company 2001 Plan Options) which if exercised immediately prior to the Effective Time, would have an exercise price per share less than the Per Share Merger Consideration; and (8) no more than 33,214 shares of Company Capital Stock were purchasable as of June 30, 2008 upon exercise of any Options granted under the Company ESPP, assuming an exercise price of $1.3855. The Fully Diluted As Adjusted Shares (as defined below) consists of 14,221,852 shares of Company Capital Stock. Except as set forth in this Section (i), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 3.3(a)(i) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the close of business on as of the date hereof: (1) the particular plan pursuant to which such Company Stock Option was granted; (2) the number of shares of Company Common Stock subject to such Company Stock Option; (3) the exercise price of such Company Stock Option; (4) the date on which such Company Stock Option was granted; (5) the applicable vesting schedule, including the shares exercisable pursuant to such Company Stock Option; (6) the date on which such Company Stock Option expires; and (7) the total shares exercisable pursuant to all Company Stock Options. For purposes of this Agreement, “Fully Diluted As Adjusted Shares” shall mean all shares of Company Capital Stock, issued and outstanding, after taking into account all outstanding shares of Company Capital Stock and assuming the exercise, conversion or exchange of all options (including Company Stock Options), warrants, convertible or exchangeable securities, other securities and similar rights (and assuming the exercise, conversion or exchange of all Options granted under the Company ESPP at an exercise price of $1.3855), excluding however, Company Stock Options, which if exercised immediately prior to the Effective Time, would have an exercise price per share greater than or equal to the Per Share Merger Consideration. The aggregate exercise price of all Company Stock Options, warrants, convertible or exchangeable securities, other securities and similar rights included in the definition of Fully Diluted Adjusted Shares is no less than $1,538,411.

(ii) Section 3.3(a)(i) of the Company Disclosure Letter also sets forth the name and address with respect to each Company Stock Option outstanding as of the close of business on as of the date hereof. Company has made available to Acquiror accurate and complete copies of the Company Option Plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which

Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (1) all applicable securities laws and other applicable Legal Requirements (as defined below), and (2) all requirements set forth in applicable Contracts. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.5(b)).

(b) Other Capitalization Matters. Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of Company that are owned by certain nominee equity holders as required by any applicable Legal Requirements of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Company’s control of such subsidiaries), there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan, or other agreement or understanding to which Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

3.4 Authority Relative to this Agreement.

(a) Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby subject, with respect to the Merger, to the Company Stockholder Approval (as defined in Section 3.4(b)). The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company (including without limitation the approval of the Company Board), and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated other than, (i) with respect to the Merger, the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement with respect to, and the receipt of, the Company Stockholder Approval, and (ii) the filing of the Certificate of Merger as required by Delaware Law.

(b) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock, as of the close of business on the record date set for the annual meeting of Company’s stockholders to adopt this Agreement in accordance with Delaware Law (the “Company Meeting”) is the only vote of the holders of any class or series of Company’s capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby under applicable Legal Requirements and the Company Charter Documents (the “Company Stockholder Approval”).

(c) This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement and the transactions contemplated hereby by Company (including but not limited to the execution and delivery of the Voting Agreements by Company) will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company’s subsidiaries; (ii) subject (A) with respect to the Merger, to the Company Stockholder Approval and (B) to compliance with the requirements set forth in Section 3.5(b) below, conflict with, or result in any violation of, in any material respect, any Legal Requirement applicable to Company or any of its subsidiaries or by which either Company or any of its subsidiaries or any of their respective properties is bound or affected; (iii) conflict with or violate, or result in any breach, impermissible assignment or non-transferability of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material Company Contract or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected; or (iv) result in the creation of any material Encumbrance (as defined in this Section 3.5(a)) on any of the material properties or assets of Company or any of its subsidiaries. “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (A) the voting of any security or the transfer of any security or other asset, (B) the receipt of any income derived from any asset, (C) the use of any asset, and (D) the possession, exercise or transfer of any other attribute of ownership of any asset).

(b) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement and the transactions contemplated hereby (including but not limited to the execution and delivery of the Voting Agreements) by Company will not, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in this Section 3.5(b)), except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), state securities laws (“Blue Sky Laws”), the rules and regulations of the Nasdaq Stock Market (“Nasdaq”) and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications, would not (A) result in potential payments which exceed $10,000 individually or $100,000 in the aggregate or (B) reasonably be expected to be, either individually, or in the aggregate, material to Company and its subsidiaries, taken as a whole. For purposes of this Agreement “Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case, whether domestic or foreign, or any quasi-governmental body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

3.6 Compliance; Permits.

(a) Legal Requirements; Contracts. Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirements applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any material Company Contract to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not be material to Company and its subsidiaries, taken as a whole. No investigation or review by any Governmental Entity is pending or, to the knowledge of Company, threatened against Company or its subsidiaries, nor has any Governmental Entity indicated to Company or any of its subsidiaries an intention to conduct the same.

(b) Nasdaq. Company is in material compliance with the applicable criteria for continued listing of Company Common Stock on the Nasdaq, including all applicable corporate governance rules and regulations.

(c) Governmental Permits. Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals from, and have made all material filings with, Governmental Entities, that are necessary and/or legally required to be held by it to conduct the business of Company and its subsidiaries, taken as a whole, without any violation of any applicable Legal Requirements (“Governmental Permits”). Company and its subsidiaries have materially complied, and are now in material compliance, with all Legal Requirements, and all such Governmental Permits are valid and in full force and effect. Company has delivered to Acquiror true, correct and complete copies of each Governmental Permit. Neither Company nor any of its subsidiaries has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit, in each case that remains unresolved. None of the Governmental Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Merger or transactions contemplated hereby.

(d) Product Disclosures. Company and its subsidiaries have, with respect to all materials, products and services distributed or marketed by Company and its subsidiaries, at all times made all material disclosures to users or customers required by any applicable Legal Requirements, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(e) Export Control Laws. Company and each of its subsidiaries has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (i) Company and each of its subsidiaries has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States; (ii Company and each of its subsidiaries is in compliance with the terms of all applicable export licenses or other approvals; (iii) there are no pending or, to the knowledge of Company, threatened claims against Company or any of its subsidiaries with respect to such export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to Company’s or any of its subsidiaries export transactions that would reasonably be expected to give rise to any future claims; and (v) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

(f) Unlawful Payments. Neither Company nor any of its subsidiaries nor any director, officer, agent or employee of Company or any of its subsidiaries has, for or on behalf of Company or any of its subsidiaries: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of any Legal Requirements.

3.7 SEC Filings; Financial Statements.

(a) Company SEC Documents. Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by Company with the SEC since January 1, 2005. Company has made available (including via the SEC’s EDGAR system, as applicable) to Acquiror a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with SEC since January 1, 2005 (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents, including those that Company may file subsequent to the date hereof, are referred to herein as the “Company SEC Documents”). The Company SEC Documents (i) were prepared in accordance and complied in all material respects as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company’s subsidiaries is required to file any reports or other documents with the SEC.

(b) Financial Statements. Each of the audited consolidated financial statements (including, in each case, any related notes thereto) and unaudited interim financial statements contained in the Company SEC Documents (i) was and will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, Form 10-QSB or Form 8-K of the Exchange Act), (ii) fairly presents and will fairly present the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material, and (iii) has complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing. Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. Since January 1, 2005, the books and records of Company and each of its subsidiaries have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements.

(c) Amendments. Company has previously furnished to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Sarbanes Act. Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”) and the related rules and regulations promulgated under such act or the Exchange Act, in each case, as currently in effect and as applicable to Company. Since January 1, 2005, no party has submitted any complaint to the Audit Committee of the Company Board pursuant to the procedures established in accordance with Section 10A(m)(4) of the Exchange Act. To Company’s knowledge, there are no material violations of Company’s code of conduct, adopted pursuant to Nasdaq Rule 4350(n). As of the date hereof, no attorney representing Company or any of its subsidiaries has reported any material violation to Company’s chief legal officer, chief executive officer, or any committee of the Company Board, including any qualified legal compliance committee, as contemplated by the rules set forth in 17 C.F.R. Part 205.

(e) Controls. Company has established and maintains “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f)) promulgated under the Exchange Act) and such internal control over financial reporting is effective based on the criteria issued by the Committee on Sponsoring Organizations of the Treadway Committee on “Internal

Control-Integrated Framework.” Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that material information required to be disclosed by Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to Company’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of Company required by Section 302 of the Sarbanes Act with respect to such reports, and such controls are effective for this purpose. As of the filing date of the Company Form 10-KSB, there were no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Company’s internal controls and procedures which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information. To Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees of Company who have a significant role in Company’s internal controls over financial reporting. Each of the principal executive officer of Company and the principal financial officer of Company (or each former principal executive officer of Company and each former principal financial officer of Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes Act and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and (i) the statements contained in such certifications were true and accurate as of the date they were made, (ii) Company has no knowledge and is not otherwise aware of any facts or circumstances that would make such certification unable to be accurately made as of that date it was made, and (iii) since December 31, 2007, there has been no change in Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Company’s internal controls over financial reporting.

(f) Off-Balance Sheet Arrangements. Neither Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including without limitation any Contract or arrangement relating to any transaction or relationship between or among Company and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate on the other hand), including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its subsidiaries in Company’s or such subsidiary’s published financial statements or other Company SEC Documents.

3.8 No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities or obligations of any kind whatsoever (absolute, accrued, contingent or otherwise), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation except (i) liabilities provided for in Company’s balance sheet or in the related notes to the Company Balance Sheet as of March 31, 2008 (the “Company Balance Sheet Date,” and such balance sheet, the “Company Balance Sheet”), prepared in accordance with GAAP; (ii) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business, consistent with past practice, and which do not result from any breach of Contract, tort or violation of any applicable Legal Requirement; (iii)

liabilities incurred since the Company Balance Sheet Date outside the ordinary course of business, inconsistent with past practice, and which do not exceed $10,000 individually or $100,000 in the aggregate; and (iv) liabilities incurred prior to the Company Balance Sheet Date that were not required under GAAP to be included in the Company Balance Sheet or in the related notes and which do not exceed $10,000 individually or $100,000 in the aggregate.

3.9 Absence of Certain Changes or Events. During the period between the Company Balance Sheet Date and the date hereof, Company and its subsidiaries have operated their business in the ordinary course of business consistent with past practice, and since such date there has not been:

(a) any Material Adverse Effect on Company and change or Effect (as defined in Section 9.3(b)(iv)) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company;

(b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of Company’s or any of its subsidiaries’ capital stock, or any direct or indirect purchase, redemption or other acquisition by Company of any of Company’s capital stock or any other securities of Company or its subsidiaries, or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from former service providers following their termination pursuant to the terms of their pre-existing stock option or purchase agreements or the Company Option Plans;

(c) any split, combination or reclassification of any of Company’s or any of its subsidiaries’ capital stock;

(d) (i) any granting by Company or any of its subsidiaries of any increase in compensation (cash, equity or otherwise), except for normal increases of base cash compensation to non-officer Employees (as defined in Section 3.11(a)(iv)) pursuant to performance reviews held in the ordinary course of business consistent with past practice (in any event not exceeding 10% of base salary), or (ii) any change to the employment status or title of any officer, director, or employee of Company or any of its subsidiaries; or (iii) any payment by Company or any of its subsidiaries of any bonus (including any special bonus or special remuneration (cash, equity or otherwise), except for cash bonuses made to non-officer employees in the ordinary course of business consistent with past practice (in any event not exceeding 10% of base salary), or (iv) any granting by Company or any of its subsidiaries of any increase in severance or termination pay (cash, equity or otherwise) or (v) any entry by Company or any of its subsidiaries into any employment, bonus, severance, termination or indemnification plan, policy, agreement or similar arrangement, or (vi) adoption or amendment of any Company Employee Plan, or execution or amendment of any Employee Agreement (as defined in Section 3.11(a)(v)) (other than, solely with respect to this clause (vi): (A) execution of Company’s standard at-will offer letter, (B) execution of an Employment Agreement with an independent contractor that (1) is on a time and materials basis (a “Time and Materials Contract”), (2) is terminable by Company within 90 days without any liability to Company, (3) has been made in the ordinary course of business, consistent with past practices, (4) has not resulted in payments or liabilities due and payable in excess of $10,000, and (5) has been made pursuant to Company’s form agreement for independent contractors, a form of which has previously been provided to Acquiror, (C)

execution of an Employment Agreement, other than a Time and Materials Contract, that (1) is made in the ordinary course of business, consistent with past practices, (2) is not for more than an aggregate of $10,000, and (3) has been made pursuant to Company’s form agreement for independent contractors, a form of which has previously been provided to Acquiror, or (D) where required by applicable law or the terms of this Agreement);

(e) any waiver of any stock repurchase rights, acceleration, amendment or change of the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including without limitation any long-term incentive awards), or repricing of options granted under any employee, consultant, director or other stock plans or authorization of any cash payments in exchange for any options granted under any of such plans;

(f) entry by Company or any of its subsidiaries into any licensing or other Contract with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 3.18) other than the grant by Company or its subsidiaries to end users of licenses to Company Products in the ordinary and usual course of business, consistent with past practice, or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC;

(g) any change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC;

(h) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company other than in the ordinary and usual course of business, consistent with past practice;

(i) any making or entry into any Contract with respect to any acquisition, sale or transfer of any material asset of Company and its subsidiaries, taken as a whole (other than such Contracts by or among Company and its wholly owned subsidiaries);

(j) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of $50,000 in the aggregate;

(k) any amendment or change in the Company Charter Documents;

(l) incurrence, creation or assumption by Company or any of its subsidiaries of any Encumbrance, any discharge of any material liability in excess of $50,000 or material Encumbrance material to Company and its subsidiaries;

(m) damage, destruction or loss of any material property or material asset, of Company or any of its subsidiaries, whether or not covered by insurance;

(n) any making or changing of any material Tax election, adopting or changing any Tax accounting method, entering into any closing agreement, settling or compromising any material Tax liability, filing any material amended Tax Return, or consenting to the extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(o) hiring or termination of any employee of Company, promotion or demotion of any officer of Company or resignation or removal of any director of Company;

(p) waiver or release of any right or claim of Company or any of its subsidiaries, including any waiver, release or other compromise of any account receivable of Company or any of its subsidiaries;

(q) settlement of any lawsuit by Company or any of its subsidiaries, or the settlement of any lawsuit, proceeding or other investigation against Company or any of its subsidiaries or relating to any of their businesses, properties or assets; or

(r) agreement by Company or any of its subsidiaries, or any officer or employees on behalf of Company or any of its subsidiaries, to do any of the things described in the preceding clauses (a) through (q) of this Section 3.9.

3.10 Absence of Litigation. There is no action, suit, arbitration, mediation, proceeding, audit, claim or investigation (each, an “Action”) pending against Company or any of its subsidiaries or any of their respective assets or properties, tangible or intangible, (or against any officer, director, employee or agent of Company or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with Company or such subsidiary) before any Governmental Entity, arbitrator or mediator, nor, to the knowledge of Company, has any such Action been threatened, nor is there any reasonable basis for the foregoing. There is no judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator outstanding against Company or any of its subsidiaries (or against any officer, director, employee or agent of Company or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with Company or such subsidiary). Neither Company nor any of its subsidiaries has any Action pending against any Governmental Entity or other person. There has not been since January 1, 2005, nor are there any currently pending, any internal investigations or inquiries being conducted by Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. To Company’s knowledge, there is no reasonable basis for any person to assert a claim against Company based upon a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of Company Capital Stock or any rights as a holder of securities of Company, including any option, warrant, preemptive right or right to notice or to vote, other than the rights of the stockholders of Company with respect to the Company Capital Stock shown as being outstanding in Section 3.3(a), the rights of holders of Company Stock Options with respect to the Company Stock Options shown as being owned by such persons on Section 3.3(a) of the Company Disclosure Letter, and the rights of the holders of any warrant of Company with respect to such warrants shown as being owned by such persons on Section 3.3(a) of the Company Disclosure Letter.

3.11 Employee Matters and Benefit Plans.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

(ii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, material fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Company, any of its subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which Company, any of its subsidiaries or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans;

(iii) “DOL” shall mean the United States Department of Labor;

(iv) “Employee” shall mean any current or former employee, consultant, independent contractor, or director of Company or any ERISA Affiliate;

(v) “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including any offer letter or any agreement providing for acceleration of Company Stock Options, or any other agreement providing for compensation or benefits) between Company, any of its subsidiaries or any ERISA Affiliate and any Employee (except for any at-will offer letters or employment agreements that may be terminated by Company without liability) with respect to which the Company, any of its subsidiaries or any ERISA Affiliate has or may have any current liability or obligation;

(vi) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(vii) “ERISA Affiliate” shall mean each subsidiary of Company and any other person or entity under common control with Company or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(viii) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by Company, any of its subsidiaries or any ERISA Affiliate, whether informally or formally, with respect to which Company, any of its subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(ix) “IRS” shall mean the United States Internal Revenue Service;

(x) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xi) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; and

(xii) “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 3.11(b)(1) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and, for employees or directors who have been employed or provided services within the past two years (whether or not such employees or directors are currently providing services), or independent contractors currently providing services to Company or any ERISA Affiliate, each Employee Agreement. Neither Company, any of its subsidiaries, nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new Company Employee Plan or Employee Agreement with (i) former and current employees or directors or (ii) independent contractors currently providing services to Company or any ERISA Affiliate that would be required to be disclosed under Section 3.9(d)(vi) absent clauses (B) and (D) therein and irrespective of when such plan or agreement was made, or to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements, or as required by this Agreement). Section 3.11(b)(2) of the Company Disclosure Letter sets forth a table setting forth the name, hiring date, annual salary, commissions, bonus and accrued but unpaid vacation balances, and exempt/non-exempt status of each current employee of Company and each of its subsidiaries as of the date hereof. No employee listed on Section 3.11(b)(2) of the Company Disclosure Letter has provided notice that such employee will terminate his or her employment for any reason. Section 3.11(b)(3) of the Company Disclosure Letter contains an accurate and complete list of all Persons that are currently providing paid consulting or paid advisory services to Company or any of its subsidiaries.

(c) Documents. Company and each of its subsidiaries has provided or made available to Acquiror correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement with employees or directors who have been employed or provided services within the past two years (whether or not such employees or directors are currently providing services), or independent contractors currently providing services to Company or any ERISA Affiliate, including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law) currently used by Company and its subsidiaries; (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d) Employee Plan Compliance. Company, its subsidiaries and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including but not limited to ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Company has made available to Acquiror a copy of the most recent IRS determination or opinion letter with respect to each such Company Employee Plan and nothing has occurred since the issuance of such letter that could reasonably be expected to cause the loss of tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) Compensation Plan Compliance. Company and its subsidiaries are in compliance with all of their respective bonus, commission and other compensation plans and have paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the last full calendar quarter preceding the Closing, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(f) No Pension or Welfare Plans. Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(g) No Post-Employment Obligations. Except as set forth in Section 3.11(g) of the Company Disclosure Letter, no Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Legal Requirements.

(h) Effect of Transaction.

(i) Except as set forth on Section 3.11(h)(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Company or any subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(ii) Except as set forth on Section 3.11(h)(ii) of the Company Disclosure Letter, no payment or benefit which will or may be made by Company or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(i) COBRA. Company, each of its subsidiaries and each ERISA Affiliate has, prior to the Effective Time, complied, in all material respects, with COBRA and any similar provisions of state law applicable to its Employees.

(j) Employment Matters. Company and each of its subsidiaries is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against Company, any of its subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any of its subsidiaries, any Company trustee or any trustee of any subsidiary under any worker’s compensation policy or long-term disability policy. Neither Company nor any of its subsidiaries is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of Company’s, each subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of Company and its ERISA Affiliates and any such termination would result in no liability to Company or any ERISA Affiliate. Neither Company nor any of its subsidiaries has any material liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(k) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against Company or any of its subsidiaries is pending, or to the knowledge of Company, threatened or reasonably anticipated. Company has no knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Company nor any of its subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company or any of its subsidiaries. The employees of Company and its subsidiaries have not been, and currently are not, represented by a labor organization, works council, trade union, or any other labor organization. Neither Company nor any of its subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued on Company’s Financial Statement. Except as required by applicable Legal Requirements, no condition exists that would prevent Company or Acquiror from terminating or amending any International Employee Plan at any time for any reason without liability to Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(m) Section 409A; Stock Options and Other Equity Awards.

(i) Section 3.11(m)(i) of the Company Disclosure Letter lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by Company and each ERISA Affiliate. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and any IRS guidance issued with respect thereto. No such nonqualified deferred compensation plan that is not subject to Section 409A of the Code has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2005.

(ii) Each Company Stock Option, stock appreciation right other similar right to acquire Company Common Stock or other Capital Stock of Company (A) has an exercise price equal to one hundred percent (100%) of the fair market value of the underlying equity on the date of grant and such Company Stock Option, stock appreciation right or other similar right was granted in accordance with all governing documents and in compliance with all applicable Legal Requirements, (B) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option, stock appreciation right or other similar right, (C) to the extent it was granted after December 31, 2005, was granted with respect to a class of stock of Company that is “service recipient stock” (within the meaning of Section 409A of the Code or final regulations or other IRS guidance issued with respect thereto), and (D) has been properly accounted for in accordance with GAAP in Company’s audited financial statements included in documents filed with the SEC and provided to Acquiror prior to the date of this Agreement.

3.12 Proxy Statement. None of the information supplied by or on behalf of Company for inclusion or incorporation by reference in the proxy statement to be sent to the Company Stockholders in connection with the Company Meeting (the “Proxy Statement”) will on the date the Proxy Statement is mailed to Company’s stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies, if any, for the Company’s Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information about Acquiror supplied by Acquiror for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

3.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries, or to which Company or any of its subsidiaries is a party, which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to Company or any of its subsidiaries or any acquisition of property by Company or any of its subsidiaries or materially impairing the conduct of business by Company or any of its subsidiaries.

3.14 Property. Neither Company nor any of its subsidiaries owns any real property. Section 3.14 of the Company Disclosure Letter is a complete and accurate list of all real property leases, subleases or other occupancy agreements to which Company or any of its subsidiaries is a party and each amendment thereto, and sets forth the address of the property, the name of the lessor, master lessor and/or lessee, the term of the lease and the date of the lease or sublease. Each premises subject to any such lease, sublease or other occupancy agreement (collectively, the “Leases”) is hereinafter referred to as a “Leased Property.” Company does not occupy any real property other than the Leased Property. Company has made available to Acquiror true, complete and correct copies of each of the Leases; no term or condition of any of the Leases has been modified, amended or waived except as shown in such copies; each of the Leases constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to Company’s use or occupancy of any of the premises described in any of the Leases. Company has not transferred, mortgaged or assigned any interest in any of the Leases, nor has Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. There are no other parties occupying, or with a right to occupy, the Leased Property. Company and each of its subsidiaries have good and valid title to, or a valid leasehold interest in, all of their tangible real and personal property and assets, free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and payable, except as reflected in the financial statements contained in the Company SEC Documents and except for such Encumbrances or other non-monetary imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all Leases pursuant to which Company or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such Leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). There is no pending or, to Company’s knowledge, threatened condemnation or similar proceeding affecting any Leased Property or any portion thereof, and Company has no knowledge that any such action is currently contemplated. To the knowledge of Company, each Leased Property is supplied with utilities and other services sufficient to operate the business of Company as presently conducted. To the knowledge of Company, neither the operations of Company on the Leased Property, nor such Leased Property, nor the improvements thereon, violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations and such non-violation is not dependent, in any instance on so-called non-confirming use exceptions. To the knowledge of Company, there are no Legal Requirements now in existence which could require the tenant of any Leased Property to make any expenditure in excess of $25,000 to modify or improve such Leased Property to bring it in to compliance therewith or to restore the Leased Property to the condition required under the Lease.

3.15 Taxes.

(a) For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.15(a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amount of the type described in clauses (i) or (ii) of this Section 3.15(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Company and each of its subsidiaries have timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports including, all attachments and addenda thereto (“Returns”) relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority. Such Returns are true and correct in all material respects and have been or completed in accordance with applicable Legal Requirements in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns. There are (and immediately after the Effective Time there will be) no security interests or other liens on any of the assets of Company or its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(c) Company and each of its subsidiaries have withheld with respect to their employees and other third parties all income taxes, amounts pursuant to the Federal Insurance Contribution Act and the Federal Unemployment Tax Act and other Taxes required to be withheld.

(d) Neither Company nor any of its subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified in writing of any request for a pending audit or other examination. No claim has ever been made by an authority in a jurisdiction where Company or any of its subsidiaries does not file Returns that Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

(f) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing by any Tax authority to Company or any of its subsidiaries or any representative thereof.

(g) Neither Company nor any of its subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, other than any liability for unpaid Taxes that may have accrued since the Company Balance Sheet Date in connection with the operation of the business of Company and its subsidiaries in the ordinary course. Company and its subsidiaries have identified all uncertain tax positions contained in all Returns filed by Company or any of its subsidiaries and have established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(h) Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(i) There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee or any director of Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by reason of Sections 280G, 404 or 162(m) of the Code. There is no Contract to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j) Neither Company nor any of its subsidiaries is, or has ever been (a) a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Company), (b) a party to or bound by any Tax indemnity, sharing or allocation agreement or similar Contract (such agreements and Contracts, “Tax Indemnity Agreements”) and neither Company nor any of its subsidiaries has or, by reason of the consummation of the transactions contemplated under this Agreement, will have any liability or obligation under any Tax Indemnity Agreement, (c) liable for the Taxes of any person (other than Company or any of its subsidiaries) by reason of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law, or otherwise, or (d) party to any joint venture, partnership or other agreement or arrangement that, to the knowledge of Company, could be treated as a partnership for Tax purposes.

(k) Neither Company nor any of its subsidiaries will be required after the Closing Date to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under any Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(l) Neither Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (as such terms are defined in Section 355(a) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(m) Neither Company nor any of its subsidiaries has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(n) Company and each of its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and, to Company’s knowledge, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(o) Neither Company nor any of its subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(p) To Company’s knowledge, Company and its subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Company and its subsidiaries.

3.16 Environmental Matters. Company and its subsidiaries (i) have been in compliance in all material respects with all Environmental Laws; (ii) have not received any written notice or other written communication of any alleged claim, violation of or liability under any Environmental Law that has not been resolved; (iii) have not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; (iv) have not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws that could give rise to any material liability or corrective or remedial obligation of Company or any of its subsidiaries; (v) have no knowledge of any fact or circumstance that could involve Company or any of its subsidiaries in any material environmental litigation or impose upon Company or any of its subsidiaries any material environmental liability, and (vi) have delivered to Acquiror or made available for inspection by Acquiror and its agents, representatives and employees all environmental audits and environmental assessments of any facility owned, leased or used at any time by Company or any of its subsidiaries. To the knowledge of Company, no Hazardous Materials are present in, on, or under any properties (including both land and improvements thereon) owned, leased or used by Company or any of its subsidiaries such as could give rise to any material liability or corrective or remedial obligation of Company under any Environmental Laws. For the purposes of this Section 3.16, (i) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution, protection of the environment, exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements and (ii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

3.17 Brokers. Except for fees payable to RBC Capital Markets Corporation (“Company Financial Advisor”) (pursuant to an engagement letter dated October 4, 2007, as amended, a true and complete copy of which has been provided to Acquiror), no broker, finder or investment banker (other than Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company, its subsidiaries or any of their respective directors, officers or employees.

3.18 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following meanings:

(i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and mask works and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (viii) all processes, devices, prototypes, designs, design information, architectures, test methodologies, and hardware development tools; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all documentation related to any of the foregoing.

(ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to Company or any of its subsidiaries, including the Company Registered Intellectual Property (as defined below). Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned by or exclusively licensed to Company related to Company’s products, including without limitation all rights owned by or exclusively licensed to Company in any design information, documentation, and tooling for all current products and products in design and development.

(iii) “Company Products” shall mean all products, software or service offerings that currently are being, or since June 11, 2001 have been, sold, distributed, provided or made commercially available by Company or any of its subsidiaries or which Company or any of its subsidiaries currently intends to sell, distribute, provide or otherwise make commercially available within ninety (90) days of the date of this Agreement, including any products or service offerings under development, but excluding any software specifically developed for and owned by a specific customer.

(iv) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its subsidiaries.

(v) “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or account number, or any other piece of information that allows the identification of a natural person.

(vi) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered Copyrights and applications for Copyright registration; and (iv) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

(vii) “User Data” shall mean any Personal Data or other data or information collected by or on behalf of Company or any of its subsidiaries from users of any Company Product or website of Company or any of its subsidiaries.

(viii) “Company Privacy Policy” shall mean any external or internal, past or present privacy policy of Company or any of its subsidiaries, including any policy relating to: (1) the privacy of users of any Company Product or of any website of Company or any of its subsidiaries, (2) the collection, storage, use, disclosure, and transfer of any User Data or Personal Data, or (3) any Employee information.

(ix) “Projectware” shall mean software that is made available by Company to customers solely pursuant to professional services engagements. For the avoidance of doubt, “Projectware” shall in no event include any software included in any current or prior versions of S-PLUS Enterprise Developer, S-PLUS Enterprise Server, Insightful Miner, Insightful Clinical Graphics, S+FinMetrics, S+SpatialStats, S+Wavelets, S+NuOpt, S+SeqTrial, S+Array Analyzer, EnvironmentalStats for S-PLUS, Insightful Clinical Review, Array analyzer server solution, Insightful Clinical Reporting Solution, rtfTools library, pkReport library, Risk

Aggregation, SolvSim, Risk HyperCube, S+Excel Connector, S-PLUS, S-PLUS 2000, S-PLUS for Arcview GIS, S-PLUS Server, StatServer, StatServer 2000, Analytic Server, S+Garch, InFact, S+FlexBayes, DemographicsCS, DemographicsJ, DemographicsJS, GraphicDisplay, SplusServerPortal.

(x) “Free Product” shall mean any product or software that Company has exclusively made available to third parties free of charge (i.e., Company has never charged a license or other fee for such product or software), including as a free download from the Company’s website.

(b) Section 3.18(b) of the Company Disclosure Letter is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(c) Section 3.18(c) of the Company Disclosure Letter is a complete and accurate list (by name and version number) of all Company Products sold since January 1, 2005, or which Company or any of its subsidiaries currently intends to sell, distribute, provide or otherwise make commercially available within ninety (90) days of the date of this Agreement.

(d) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation materially restricting the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may adversely affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(e) Each material item of Company Registered Intellectual Property is valid and enforceable, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting or maintaining such Company Registered Intellectual Property. There are no actions that must be taken within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any response to PTO office actions, documents, applications or certificates for the purposes of obtaining, perfecting, maintaining or preserving or renewing any Company Registered Intellectual Property.

(f) Company and each of its subsidiaries owns and has good and exclusive title to, each item of material Company Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course, and rights held by law by the U.S. government pursuant to government contracts, grants and funding).

(g) To the extent that any technology or Intellectual Property: (A) has been developed or created independently or jointly by a third party for Company or any of its subsidiaries and is currently used or proposed by Company or any of its subsidiaries to be used in the conduct of its business (whether or not in any of the Company Products); or (B) has been developed or created independently or jointly by a third party and is incorporated into any of the Company Products other than Free Products and Projectware, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership and is the exclusive owner of, or (ii) has obtained a perpetual and irrevocable license (sufficient for the conduct of its business as currently conducted and as proposed by Company or any of its subsidiaries to be conducted) to such technology or Intellectual Property by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

(h) The Company Intellectual Property and other Intellectual Property licensed to Company and its subsidiaries constitutes all the technology, software and Intellectual Property rights used in and/or necessary to the conduct of the business of Company and its subsidiaries as it currently is conducted and currently planned or contemplated to be conducted by Company and its subsidiaries within ninety (90) days from the date of this Agreement, including, without limitation, the design, development, manufacture, use, import and sale of Company Products.

(i) Schedule 3.18(i) of the Company Disclosure Letter sets forth a list of all technology or Intellectual Property owned by a third party that is incorporated into, integrated or bundled with the most current version of any current Company Product other than Free Products and Projectware (“Third Party Product Technology”) and identifies each Contract pursuant to which Company or its subsidiaries licenses the Third Party Product Technology and the current Company Product(s) to which such Third Party Product Technology relates. No person who has licensed any technology or Intellectual Property to Company or any of its subsidiaries has ownership rights or license rights to improvements made by Company or such subsidiary in such technology or Intellectual Property.

(j) Neither Company nor any of its subsidiaries has transferred ownership of or granted any exclusive license with respect to any Intellectual Property that is, or was at any time since January 1, 2005, material Company Intellectual Property to any third party, or permitted Company’s rights in any Intellectual Property that is, or was at any time since January 1, 2005, material Company Intellectual Property to lapse or enter the public domain.

(k) Section 3.18(k) of the Company Disclosure Letter lists all material Contracts, licenses and agreements currently in force to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property or current Company Products licensed, sold or transferred to any third party (other than non-exclusive end-user licenses for Company Products and related support and maintenance agreements with end users for Company Products that obligate Company to provide support and maintenance for no more than one (1) year after the Closing, in each case that were entered into in the ordinary course, and purchase orders and invoices with end users for Company Products in the ordinary course), including any material agreements with third party manufacturers, reproduction or fulfillment houses, resellers or distributors; or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property, including any Third Party Product Technology, to Company, other than (x) Contracts, licenses and agreements for software licenses granted to Company for Company’s internal use for the following types of generally commercially available software: system infrastructure, communications, accounting, order management, ERP, CRM, DBMS and other general business and productivity applications software that is generally commercially available and (y) “shrinkwrap” or “clickwrap” license agreements for software that is generally commercially available for less than $5,000.

(l) All Contracts, licenses and agreements described in Section 3.18(k) of the Company Disclosure Letter are in full force and effect (other than those which have expired by their terms). The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of, or acceleration of any payments with respect to, such Contracts, licenses and agreements under their terms. Each of Company and its subsidiaries is in material compliance with, and has not breached in any material respect any of the terms of, any such Contracts, licenses and agreements and, to the knowledge of Company, all other parties to such Contracts, licenses and agreements are in material compliance with, and have not breached in any material respect any of the terms of, such Contracts, licenses and agreements. There is no material dispute regarding the scope of or performance under any of such Contracts, licenses or agreements, including with respect to any payments to be made or received by Company or any of its subsidiaries thereunder. Following the Closing Date, the Surviving Corporation or its subsidiaries, as the case may be, will be permitted to exercise all of Company’s and its subsidiaries rights under such Contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or its subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) either Acquiror or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them (other than Surviving Corporation and its subsidiaries continuing to be bound to licenses granted by Company or its subsidiaries, as the case may be, to Intellectual Property owned or licensed to Company or its subsidiaries, as the case may be, prior to the Closing), (ii) either Acquiror or the Surviving Corporation being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses or (iii) either Acquiror or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Acquiror or Surviving Corporation, respectively, prior to the Closing (other than any royalties or other amounts which Company or any of its subsidiaries would have otherwise been required to pay had the transactions contemplated by this Agreement not occurred).

(m) The operation of the business of Company and its subsidiaries as such business currently is conducted or is currently contemplated to be conducted by Company or any of its subsidiaries, including without limitation Company’s and its subsidiaries’ design, development, manufacture, use, distribution, reproduction, marketing, licensing or sale of the products or services of Company and its subsidiaries (including Company Products), has not, does not, and will not when conducted by Surviving Corporation or subsidiaries, as the case may be, in substantially the same manner following the Closing, materially infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(n) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries (including the manufacture, distribution and sale of Company Products), infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(o) To the knowledge of Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property, including any employee or former employee of Company or any subsidiary of Company. Neither Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions contained in purchase orders or agreements for the sale, license or distribution of any Company Intellectual Property or products containing Company Intellectual Property arising in the ordinary course of business.

(p) Company and each of its subsidiaries has taken reasonable steps to protect Company’s and its subsidiaries’ rights in Company’s confidential information and trade secrets and any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries under an obligation of confidentiality, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor that contributed and/or are contributing to the creation or development of Company Intellectual Property or Company Products to execute a proprietary information/confidentiality agreement substantially in the form of one of the designated forms provided to Acquiror and all current and former employees, contractors and consultants of Company and any of its subsidiaries that contributed and/or are contributing to the creation or development of Company Intellectual Property or Company Products have executed such an agreement.

(q) Privacy and Personal Data. Section 3.18(q)(i) of the Company Disclosure Letter contains the current Company Privacy Policy. Company has complied with all applicable Company Privacy Policies, and in all material respects with all applicable Legal Requirements relating to (a) the privacy of users of any Company Product or of any Internet website owned, maintained or operated by Company or any of its subsidiaries, and (b) the collection, storage, use, disclosure and transfer of any User Data or Personal Data (“Privacy Laws”). No claims have been asserted or, to the knowledge of Company, are threatened, against Company or any of its subsidiaries alleging any violation of privacy, personal or confidentiality rights or any breach of a Company Privacy Policy or any Privacy Laws. No breach or violation of any security policy maintained by Company with respect to any database containing Personal Data has occurred and, to Company’s knowledge, there has been no unauthorized or illegal use of or access to any of the data in any of such databases. Neither the execution, delivery, nor performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor the Surviving Corporation’s possession or use of any User Data will result in any violation of any law or Company Privacy Policy.

(r) Source Code. Neither Company nor any of its subsidiaries nor any other party acting on its behalf has disclosed or made available to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by Company or any of its subsidiaries or any other party acting on its behalf to any party of any Company Source Code. Section 3.18(r) of the Company Disclosure Letter identifies each Contract pursuant to which Company or any of its subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger and other transactions contemplated in this Agreement would reasonably be expected to result in the release from escrow or provision to any third party of any Company Source Code. The Company Source Code that is Company Intellectual Property and used in the most current version of any current Company Product other than Projectware (or any version of a Company Product that Company currently supports or maintains or currently has any obligation to support or maintain) contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the current Company Products. As used in this Section 3.18(r), “Company Source Code” means any human readable software source code or similar source material for any Company Product, or any material portion or aspect thereof, but excluding any Open Source Material (as defined in Section 3.18(s) that is not Company Intellectual Property.

(s) Open Source. For purposes of this Agreement, “Open Source Material” shall mean any software or other Intellectual Property that is distributed or made available as “open source software” or “free software”, or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or Intellectual Property. Open Source Materials includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License or BSD License, as well as all other similar “public” licenses.

(i) Section 3.18(s)(i) of the Company Disclosure Letter accurately identifies (A) each item of Open Source Material that is contained in, distributed with, or used in the development of the most current version of a current Company Product other than Free Products and Projectware (or any prior version if the current version was released less than six (6) months prior to the date of this Agreement) or from which any part of such version has been derived, or which is distributed or made available (or has been distributed or made available within six (6) months prior to the date of this Agreement) to any third party by or for Company or any of its subsidiaries, other than Free Products and Projectware (B) the applicable license terms for each such item of Open Source Material, (C) the current Company Product(s) (or the prior version if the current version was released less than six (6) months prior to the date of this Agreement ) (if any) to which each such item of Open Source Material relates, and (D) whether each such item of Open Source Material has been modified or distributed by or for Company or any of its subsidiaries.

(ii) Neither Company nor any of its subsidiaries has (A) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Product or Company Intellectual Property or used Open Source Materials to develop or provide any Company Product or Company Intellectual Property, (B) distributed Open Source Materials in conjunction with or for use with any Company Product or Company Intellectual Property, or (C) otherwise used Open Source Materials, in each case, in a manner that (x) imposes or could impose a requirement or condition that such Company Product or Company Intellectual Property (or any portion thereof other than unmodified Open Source Material itself) (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge, or (y) grants or would require the grant of a license to any Person of any Company Intellectual Property.

(t) Company has provided to Acquiror’s third party source code auditor copies of all human readable software source code or similar source material for the current versions of all Company Products currently sold by Company (other than Free Products and Projectware) for purposes of auditing such source code or material.

3.19 Agreements, Contracts and Commitments.

(a) Neither Company nor any of its subsidiaries (x) is a party to any of the following Contracts that are currently in effect or pursuant to which any liability exists or could arise in the future or (y) is bound by any of the following Contracts:

(i) any employment, contractor or consulting agreement, or Contract with an employee or individual consultant, contractor, or salesperson, that is not an at-will employment or services agreement providing no severance or other post-termination benefits (other than continuation coverage required by law);

(ii) any Contract to grant any severance or termination pay or benefits (in cash or otherwise) to any employee, individual consultant, or any contractor, consulting or salesperson working with a firm or other organization;

(iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan, stock purchase plan or other equity incentive plan (regardless if awards issued thereunder are settled in stock, cash or other property), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions (either alone or upon the occurrence of any additional or subsequent events) contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions (either alone or upon the occurrence of any additional or subsequent events) contemplated by this Agreement, except as expressly provided for in Section 2.1(b) or Section 2.1(c);

(iv) any Contract of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license or purchase of products or services in the ordinary course of business;

(v) any Contract currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company’s subsidiaries;

(vi) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(vii) any Contract currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

(viii) any Contract currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Acquiror;

(ix) any Contracts relating to the borrowing of money or extension of credit;

(x) any material settlement Contract entered into within five (5) years prior to the date of this Agreement

(xi) any Contract containing any covenant (A) limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or compete with any person in any line of business, (B) granting any exclusive rights, (C) granting any person “Most Favored Nations” or similar status, or (D) otherwise having an adverse effect on the right of Company and/or its subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(xii) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company or its subsidiaries;

(xiii) any Contracts providing for any joint venture, partnership or similar arrangement involving the sharing of profits;

(xiv) any Contract with any labor union, works council, or other labor organization or entity or any collective bargaining agreement or similar Contract with its employees; or

(xv) any other Contract that involve current or future obligations to a third party or current or future obligations to Company of $50,000 or more individually or the termination of which would reasonably be expected to materially affect Company and its subsidiaries, taken as a whole.

(b) Neither Company nor any of its subsidiaries, nor to Company’s knowledge any other party to any of the Contracts to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter (any such Contract, a “Company Contract”), is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Company Contracts in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would be material to the business of Company as currently conducted.

(c) Each material Company Contract is, with respect to Company or any of its subsidiaries (as applicable), and, to the knowledge of Company with respect to the other party thereto, valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.20 Insurance. Company and all of its subsidiaries maintain the policies of insurance and bonds set forth in Section 3.20 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Section 3.20 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since inception of such policy. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and Company and each of its subsidiaries are otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and neither Company nor any of its subsidiaries has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Company has delivered to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of Company or any of its subsidiaries.

3.21 Opinion of Financial Advisor. Company and the Company Board have received the written opinion of Company Financial Advisor to the effect that as of the date of such opinion and based upon and subject to matters stated therein, in its opinion the Per Share Merger Consideration is fair to the Company Stockholders from a financial point of view. Company shall make available a complete and correct signed copy of such opinion to Acquiror solely for informational purposes as soon as practicable after the date of this Agreement.

3.22 Board Approval. The Company Board has unanimously (i) declared this Agreement to be advisable, (ii) approved this Agreement and approved and authorized the

Merger and the other transactions contemplated hereby, (iii) determined that the Merger is fair to, and in the best interests of, Company and its stockholders, and (iv) determined to recommend that the stockholders of Company adopt this Agreement.

3.23 State Takeover Statutes. Each of Company and the Company Board has taken all action required to be taken by it to exempt this Agreement, the Voting Agreements, and any other related transaction documents and the transactions contemplated hereby and thereby from, and this Agreement, and any other related transaction document and the transactions contemplated hereby and thereby are exempt from the requirements of, any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of Delaware Law and any other applicable state takeover statute or similar statute or regulation. No other state takeover statute or similar statute or regulation purports to apply to the Merger, the Agreement or the transactions contemplated hereby and thereby.

3.24 Customers and Suppliers.

(a) As of the date of this Agreement, neither Company nor any of its subsidiaries has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2007, was one of the ten (10) largest sources of revenues for Company and its subsidiaries, taken as a whole, during such periods (each, a “Significant Customer”) that would reasonably be expected to result in a material deterioration in, or termination of, the relationship between Company or any of its subsidiaries and such Significant Customer. Each Significant Customer is listed on Section 3.24(a) of the Company Disclosure Letter. As of the date of this Agreement, neither Company nor any of the its subsidiaries has received any written notice from any Significant Customer that such customer shall not continue as a customer of Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially adversely modify the existing Contracts with Company.

(b) As of the date of this Agreement, neither Company nor any of its subsidiaries has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2007, was one of the ten (10) largest suppliers of products and/or services to Company and its subsidiaries, based on amounts actually paid by Company and its subsidiaries during such periods (each, a “Significant Supplier”) that would reasonably be expected to result in a material deterioration in, or termination of, the relationship between Company or any of its subsidiaries and such Significant Supplier. Each Significant Supplier is listed on Section 3.24(b) of the Company Disclosure Letter. As of the date of this Agreement, neither Company nor any of its subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to Company (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially adversely modify the existing Contracts with Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror hereby represents and warrants to Company, as follows:

4.1 Organization and Qualification; Merger Sub. Each of Acquiror and Merger Sub is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to be so organized or have such power and authority, would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or Merger Sub, as applicable. Each of Acquiror and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or Merger Sub, as applicable. Each of Acquiror and Merger Sub is duly qualified or licensed as a foreign or extra-provincial corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Acquiror or Merger Sub, as applicable.

4.2 Charter Documents. Acquiror has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the “Acquiror Charter Documents”). Such Acquiror Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Acquiror is not in violation of any of the provisions of the Acquiror Charter Documents, and no subsidiary of Acquiror, including Merger Sub, is in violation of any of its equivalent organizational documents.

4.3 Authority Relative to this Agreement. Acquiror has all necessary corporate power and authority to execute and deliver this Agreement and the Voting Agreements and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Voting Agreements by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement and the Voting Agreements or to consummate the transactions so contemplated hereby. Each of this Agreement and the Voting Agreements has been duly and validly executed and delivered by Acquiror, and assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Acquiror, enforceable against Acquiror in accordance with its respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub, and assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) conflict with or violate the Acquiror Charter Documents or the equivalent organizational documents of any of Acquiror’s subsidiaries; (ii) subject to compliance with the requirements set forth in Section 4.4(b) below, conflict with, or result in any violation of, any law, rule, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries or by which either Acquiror or any of its subsidiaries or any of their respective properties is bound or affected, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Acquiror’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the properties or assets of Acquiror or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or its or any of their respective properties are bound or affected, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

(b) The execution and delivery of this Agreement by Acquiror and Merger Sub do not, and the performance of this Agreement by Acquiror and Merger Sub will not, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the rules and regulations of Nasdaq and the filing and recordation of the Certificate of Merger as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Acquiror or a material adverse effect on the ability of Acquiror to perform its obligations under this Agreement or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

4.5 Proxy Statement. None of the information supplied or to be supplied by Acquiror or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Company, the time of the Company Meeting, and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by Company which is contained in the Proxy Statement.

4.6 Brokers. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.7 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.8 Financing. Acquiror and Merger Sub have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

4.9 Ownership of Shares. During the period three (3) years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement) the consummation of the transactions contemplated hereby and thereby, neither Acquiror nor any of its subsidiaries, including Merger Sub, was an “interested stockholder” of Company, as such term is defined in Section 203 of the Delaware Law or an “acquiring person” as such term is defined in Chapter 23B.19 of the Washington Business Corporation Act.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by Company.

(a) During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, Company shall, and shall cause each of its subsidiaries to, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes for which adequate reserves have been established in accordance with GAAP), pay or perform its other liabilities and obligations when due, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and current Employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has contractual or business dealings. If Company becomes aware of a material deterioration in the relationship with any key customer, key advertiser, key supplier or key current Employee, it shall promptly bring such information to Acquiror’s attention in writing and, if requested by Acquiror, shall cooperate with Acquiror to promptly restore the relationship. At Acquiror’s request, such cooperation shall include joint customer calls and cooperation in setting post-closing sales, marketing and manufacturing strategies.

(b) Company shall, and shall cause each of its subsidiaries to, use its diligent efforts to assure that each of its Contracts (other than with Acquiror and Merger Sub) entered into after the date of this Agreement and prior to the earlier of the termination of this Agreement pursuant to Section 8.1 or the Effective Time will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

(c) During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following, in each case without Acquiror’s prior written consent:

(i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or preferred stock purchase rights, or re-price options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(ii) (A) grant (or agree to grant, whether orally or in writing) any severance or termination pay (cash, equity or otherwise), special remuneration or other additional salary or compensation (including equity based compensation) to any director, officer or Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof (copies of which have been previously provided to Acquiror), except as forth in Section 5.1(c)(xi) of the Company Disclosure Letter, or (B) adopt any new severance or termination pay plan, or other compensation plan (including equity based compensation) or amend, modify or alter in any respect any severance or termination pay plan, or other compensation plan (including equity based compensation), agreement or arrangement existing on the date hereof, unless expressly contemplated by this Agreement;

(iii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent or other Intellectual Property rights, other than granting licenses of the Company Products to end users in the ordinary course of business consistent with past practices; without limiting the foregoing, in no event shall Company license, sell, assign or transfer any Company Intellectual Property other than non-exclusive licenses of the Company Products to end users in the ordinary course of business;

(iv) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital stock;

(v) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries;

(vi) issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (A) shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement and (B) up to an aggregate of 33,214 shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof;

(vii) cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

(viii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic partnerships or alliances;

(ix) sell, lease, license, encumber or otherwise dispose of any properties or assets except (A) sales, leases or licenses of product or of inventory in the ordinary course of business, or (B) sales, leases or dispositions of property or assets which are not material, individually or in the aggregate, to the business of Company;

(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, except for indebtedness or guarantees to wholly-owned subsidiaries;

(xi) adopt or amend any employee benefit plan, policy, employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration (cash, equity or otherwise) to any stockholder or Employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its stockholders or Employees other than as required by applicable Legal Requirements or this Agreement, other than payments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or (B) as set forth on Section 5.1(c)(xi) of the Company Disclosure Letter;

(xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Documents or incurred since the date of such financial statements, or (B) amend, terminate, waive in writing or release any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary (and Company will use its good faith efforts to enforce any such agreements specifically requested to be enforced by Acquiror);

(xiii) make any individual or series of related payments outside of the ordinary course of business (excluding payments to financial, legal, accounting or other professional service advisors incurred in connection with the transactions contemplated by this Agreement or otherwise) in excess of $50,000;

(xiv) enter into, materially modify, amend or terminate any material Company Contract to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xv) other than the entry into Contracts providing for commercial sales of Company’s products and services in the ordinary course of business and consistent with past practice, enter into any material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any material Contract, or enter into any material transaction;

(xvi) revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(xvii) incur or enter into any Contract outside of the ordinary course of business providing for obligations of Company in excess of $50,000 individually;

(xviii) make or change any Tax election or adopt or change any Tax accounting method that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, enter into any closing agreement, settle or compromise any material Tax liability, file any material amended Return or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

(xix) (i) lend any money, other than reasonable and normal advances to current employees or independent contractors for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Common Stock), (ii) make any investments in or capital contributions to, any person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(xx) modify or amend in any manner that is adverse to Company any standstill or similar agreements to which Company or any of its subsidiaries is a party;

(xxi) engage in any action or enter into any transaction or permit any action to be taken that could reasonably be expected to (A) directly or indirectly materially delay the consummation of any of the transactions contemplated by this Agreement or (B) increase the possibility that any Governmental Entity will seek to object to or challenge or take any action to interfere in any respect with or delay the consummation of any of the transactions contemplated by this Agreement;

(xxii) hire or offer to hire directors, officers, employees or consultants; provided, however, that Company shall be permitted, after reasonable notice to and consultation (which consultation shall include performing director, officer, employee or consultant screening procedures consistent with Acquiror’s director, officer, employee or consultant screening procedures and providing Acquiror with the reasonable opportunity to interview such director, officer, employee or consultant) with Acquiror (A) to hire or offer to hire new employees solely to fill those vacancies listed on Schedule 5.1(c)(xxii) with salaries not to exceed the amounts as set forth on Schedule 5.1(c)(xxii) for such vacancies and with benefits (in aggregate) commensurate with similarly situated employees of Company performing similar functions and (B) to hire or offer to hire employees to fill any vacancies arising after the date of this Agreement due to the departure of any employees or consultants, with annual salaries not to exceed 120% of the amount of the annual salary of such departed employee at the time of departure and consulting fees not to exceed $250 per hour;

(xxiii) (A) initiate any litigation or Action (other than for the routine collection of bills) or (B) settle or agree to settle any litigation or Action (except in either case where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief);

(xxiv) send any written communications (including electronic communications) to current Employees describing this Agreement or the transactions contemplated hereby;

(xxv) make any representations or issue any communications to employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Acquiror; or

(xxvi) agree in writing or otherwise to take any of the actions described in Section 5.1(c)(i) through Section 5.1(c)(xxv) above, inclusive.

For purposes of this Section 5.1 “Company Contract” includes any Company Contract existing on the date hereof and any Contract arising subsequent to the date of this Agreement and prior to the Effective Time that would have been a Company Contract had such Contract been in effect on the date of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement. As promptly as practicable after the execution of this Agreement, Company and Acquiror, in consultation with each other, shall prepare and Company shall file with the SEC the Proxy Statement. Company shall not make any filing of, or amendment or supplement to the Proxy Statement without Acquiror’s prior written consent (which shall not be unreasonably withheld). Company and Acquiror shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to the

Company Stockholders at the earliest practicable time after the resolution of any such comments. Company shall notify Acquiror promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Acquiror with copies of all correspondence between Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Company shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Acquiror or Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company, such amendment or supplement. Company and Acquiror shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

6.2 Company Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, Company shall take all action necessary in accordance with Delaware Law, the Company Charter Documents, the rules of Nasdaq, and all other applicable Legal Requirements, and to call, duly give notice of, convene and hold the Company Meeting. The purpose of the Company Meeting will be to obtain the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Required Company Stockholder Approval”) and nothing herein shall be deemed to relieve Company of such obligation. Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other commercially reasonable action necessary or advisable to secure the Required Company Stockholder Approval including, with the prior written consent of Acquiror, adjourning the Company Meeting to solicit additional proxies if, at the time of the Company Meeting, Company does not have sufficient votes to obtain the Required Company Stockholder Approval (unless, the Company Board concludes in good faith, following the receipt of advice of its outside legal counsel, that it would be a breach of the Company Board’s fiduciary duties to the Company Stockholders under applicable Legal Requirements to do so). Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement or if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Meeting. Company shall ensure that the calling, notice, convening and conduct of the Company Meeting, and that all proxies solicited by it in connection with the Company Meeting, are solicited and done in compliance with Delaware Law, the Company Charter Documents, the rules of Nasdaq, and all other applicable Legal Requirements. Without the prior written consent of Acquiror, adoption of this Agreement (including adjournment of the Company Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Required Company Stockholder Approval), election of directors and ratification of the appointment of Company’s independent auditor are the only matters which Company shall propose to be acted on by its stockholders at the Company Meeting.

(b) Except to the extent expressly permitted by Section 6.5(d): (i) the Company Board shall unanimously recommend that Company’s stockholders vote in favor of the adoption of this Agreement at the Company Meeting; (ii) the Proxy Statement shall include (A) the fairness opinion referred to in Section 3.21, and (B) a statement to the effect that the Company Board has unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Meeting; and (iii) neither the Company Board nor any committee thereof shall withdraw, withhold, amend, change, qualify or modify, or publicly-propose, or resolve to withdraw, withhold, amend, change, qualify or modify in any manner adverse to Acquiror, the unanimous recommendation of the Company Board that Company’s stockholders vote in favor of the adoption of this Agreement (any of the foregoing actions in this clause (iii), whether by the Company Board or a committee thereof, or, in the case of a tender or exchange offer made by a third party directly to Company’s stockholders, a failure by the Company Board to recommend that Company’s stockholders reject such tender or exchange offer, a “Change in Recommendation”). For purposes of this Agreement, a Change in Recommendation shall be deemed to have occurred if the recommendation referred to in clause (i) of the immediately preceding sentence shall no longer be unanimous.

6.3 Confidentiality. The parties acknowledge that Company and Acquiror have previously executed a Confidentiality Agreement, dated as of February 22, 2008 (the “Confidentiality Agreement”), which Acquiror and Company mutually agree shall continue in full force and effect after the date of this Agreement.

6.4 Access to Information. During the period prior to the Effective Time, Company shall, and shall cause each of its subsidiaries to: (a) afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access during normal business hours to all their properties, books, contracts, commitments, personnel and records; and (b) furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request. No review pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.5 No Solicitation.

(a) No Solicitation by Company. Company shall not, and will cause its subsidiaries, and its and its subsidiaries’ respective officers, directors, affiliates, employees, agents and representatives (including any investment banker, attorney, accountant or other advisor or representative retained by, or otherwise working on behalf of, Company or any of its subsidiaries whether on the date hereof or any time thereafter) (collectively, “Representatives”) not to directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate or knowingly induce any Acquisition Proposal (as defined in Section 6.5(f)(i)), any inquiry with respect to any Acquisition Proposal, or the making, submission or announcement of, any

Acquisition Proposal, (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action (including granting any person a waiver or release under any standstill or similar agreement with respect to any class of equity security of Company or any of its subsidiaries, other than as contemplated by this Agreement) to facilitate, any Acquisition Proposal, any inquiry with respect to any Acquisition Proposal or the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal (other than the notification of third parties as to the existence of these provisions), (iii) approve, endorse or recommend any Acquisition Proposal with respect to Company or any of its subsidiaries, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal or any transaction contemplated thereby. Company shall immediately cease, and shall cause its subsidiaries and Representatives to immediately cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and, upon Acquiror’s request, shall request the prompt return or destruction of all confidential information previously furnished to any person with which Company, its subsidiaries or Representatives have engaged in any such activities within the twelve (12) month period preceding the date of this Agreement. Company shall, and shall cause its subsidiaries and Representatives to, use commercially reasonable efforts to enforce (and will not waive any provisions of) any confidentiality or standstill agreement (or any similar agreement) which Company or any of its subsidiaries is a party relating to any such Acquisition Proposal. Any breach of the foregoing provisions of this subsection by any of Company’s subsidiaries or Representatives shall be deemed to be a breach by Company.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable after receipt by Company (but in no event more than 24 hours after receipt by Company thereof), and of its subsidiaries or any of its Representatives of any Acquisition Proposal or any request for nonpublic information or any expression of interest or inquiry relating in any way to any Acquisition Proposal or which would reasonably be expected to lead to an Acquisition Proposal, Company shall provide to Acquiror (A) oral and written notice of the material terms and conditions of such Acquisition Proposal, request, expression of interest or inquiry, (B) the identity of the person or group making any such Acquisition Proposal, request, expression of interest or inquiry, (C) a copy of all written materials (including written material provided by e-mail or other electronic format) provided in connection with such Acquisition Proposal, request, expression of interest or inquiry, and (D) a written summary of all material information provided orally in connection with such Acquisition Proposal. In addition, Company shall provide to Acquiror as promptly as practicable (but in no event more than 24 hours after receipt by Company of any such Acquisition Proposal, request, expression of interest or inquiry, oral and written notice setting forth all such information as is reasonably necessary to keep Acquiror informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal, request, expression of interest or inquiry (including any negotiations or discussions pursuant to Section 6.5(c)(ii)) and shall promptly provide to Acquiror a copy of all written materials (including written material provided by e-mail or other electronic format) subsequently provided by it or to it in connection with such Acquisition Proposal, request, expression of interest or inquiry and a written summary of all material information provided orally in connection with such Acquisition Proposal.

(ii) Company shall provide Acquiror with at least 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board but in no event less than 24 hours prior notice) of any meeting at which the Company Board is reasonably expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 6.5(a), in the event that prior to the time that the Required Company Stockholder Approval has been obtained, Company or any of its subsidiaries receives a bona fide written Acquisition Proposal from a third party that is not solicited or otherwise procured in violation of Section 6.5(a) that the Company Board has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to become, a Superior Offer (as defined in Section 6.5(f)(ii)), Company may then take the following actions (but only if and to the extent that (i) the Company Board concludes in good faith, following the receipt of advice of its outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary duties to Company’s stockholders under applicable Legal Requirements, (ii) Company shall have given Acquiror at least one business day’s prior written notice of its intention to take any of the following actions, and (iii) Company shall not have breached in any material respect any of the provisions of this Section 6.5) in connection with such Acquisition Proposal:

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) Company shall have first received from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and shall include customary employee non-solicitation provisions binding such third party for a period of no less than twelve (12) months from the date of such confidentiality agreement; and (B) contemporaneously with furnishing any such nonpublic information to such third party, Company furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously so furnished to Acquiror); and

(ii) Engage in negotiations with such third party with respect to such Acquisition Proposal.

(d) Changes in Recommendation. Solely in response to the receipt of a Superior Offer, the Company Board may make a Change in Recommendation, if all of the following conditions in clauses (i) through (v) are met:

(i) the Superior Offer with respect to Company has not been withdrawn and continues to be a Superior Offer;

(ii) the Required Company Stockholder Approval has not yet been obtained;

(iii) Company shall have (A) provided to Acquiror at least five (5) business days’ written notice which shall state expressly (1) that Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer, and (3) that the Company Board intends to effect a Change in Recommendation and the manner in which it intends to do so, (B) provided or made available to Acquiror all materials and information delivered or made available to the person or group making the Superior Offer in connection with such Superior Offer, (C) made available to Acquiror all materials and information made available to the person or group making the Superior Offer in connection with such Superior Offer, and (D) during such five (5) business day period, engaged in good faith negotiations to amend this Agreement in a manner that would enable Company to proceed with the Company Board’s recommendation to Company Stockholders in favor of the Company Stockholder Approval with respect to this Agreement, as so amended (and Company shall make its Chairman and senior executives available for discussions with Acquiror with respect thereto during such five (5) business day period);

(iv) following such five (5) business day period, the Company Board has concluded in good faith, after receipt of advice of its outside legal counsel and financial advisor, that, in light of such Superior Offer, and notwithstanding any negotiations pursuant to Section 6.5(d)(iii)(D) or any resulting amendments, adjustment or revisions proposed to be made by Acquiror to this Agreement, that the failure to effect a Change in Recommendation would be inconsistent with its fiduciary duties to Company’s stockholders under applicable Legal Requirements; and

(v) Company shall not have breached in any material respect any of the provisions set forth in Section 6.2 or this Section 6.5.

(e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that Company has otherwise complied with Section 6.5. Without limiting the foregoing proviso, the Company Board shall not effect a Change in Recommendation unless specifically permitted pursuant to the terms of Section 6.2 and Section 6.5(f)(i).

(f) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” shall mean, with respect to Company and its subsidiaries, any offer or proposal (whether written, oral or otherwise, and whether binding or not), or any public announcement of an intention to make any such offer or proposal, relating to any transaction or series of related transactions (other than the Merger) involving: (A) any purchase or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of Company or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of Company or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Company or any of its subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license or other license outside the ordinary course of business or acquisition or disposition of more than ten percent (10%) of the aggregate fair market value of the consolidated assets of Company and its subsidiaries taken as a whole, (C) any liquidation or dissolution of Company, or (D) any extraordinary dividend, whether of cash or other property.

(ii) “Superior Offer,” shall mean a bona fide written offer that is not solicited or otherwise procured in violation of Section 6.5(a) that is made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Company or a majority of the total outstanding voting securities of Company and as a result of which the stockholders of Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or any subsidiary thereof, on terms that the Company Board has in good faith concluded (following the receipt of advice of its outside legal counsel and the Company Financial Advisor or another financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the identity of the person making the offer, (A) are, in the aggregate, more favorable, from a financial point of view, to Company’s stockholders (in their capacities as stockholders) than the terms of the Merger (as they may be amended or proposed to be amended by Acquiror as contemplated by Section 6.5(d)(iii)(D)), (B) provide for consideration consisting exclusively of cash and/or publicly traded equity securities and for which financing, to the extent required, is then committed, and (C) is reasonably likely to be consummated on the terms proposed (including receipt of all required governmental approvals on a timely basis).

(g) Nothing in this Section 6.5 shall permit Company to terminate this Agreement (except as expressly provided in Article VIII).

6.6 Public Disclosure. Acquiror and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.7 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, it is expressly understood and agreed that Parent shall have no obligation to litigate or contest, any Action or any order, including any suit, objection, requirement or other action by the United States Federal Trade Commission (the “FTC”), the United States Department of Justice, any other such governmental authority, or any private party with respect to the transactions contemplated hereby; and (iii) nothing in this Agreement will require, or be deemed to require, the parties to this Agreement to agree to sell, hold separate, divest, discontinue or limit, any assets, businesses or interest in any assets or businesses of Parent or the Company. In connection with and without limiting the foregoing, Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger and this Agreement or any of the transactions contemplated hereby, use reasonable best efforts to ensure that the Merger and this Agreement, and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, and the transactions contemplated hereby.

6.8 Notification

(a) Company shall give prompt notice to Acquiror of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a), Section 7.3(b), or Section 7.3(c) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Company shall notify Acquiror of any actions commenced against, relating to or involving or otherwise affecting Company or any of its subsidiaries that relate to the consummation of the Merger.

(b) Acquiror shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Acquiror or Merger Sub to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Acquiror shall notify Company of any actions commenced against, relating to or involving or otherwise affecting Acquiror or Merger Sub that relate to the consummation of the Merger.

6.9 Third Party Consents. As soon as practicable following the date hereof, Company will each use commercially reasonable efforts to identify and obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective Contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

6.10 Company 401(k) Plan; Company ESPP; Employee Benefit Matters.

(a) 401(k) Plans. Effective as of the day immediately preceding the Closing Date, Company and its subsidiaries, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Acquiror provides written notice to Company that such 401(k) plan(s) shall not be terminated) (collectively, the “Terminating Company Plans”). Unless Acquiror provides such written notice to Company, no later than five (5) business days prior to the Closing Date, Company shall provide Acquiror with evidence that such Terminating Company Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Acquiror. If a Terminating Company Plan includes a Code Section 401(k) arrangement, Company will take all actions required so that the termination of such Terminating Company Plan will result in full vesting of all Company contributions in accordance with the terms of such Terminating Company Plan and applicable laws. Company also shall take such other actions in furtherance of terminating such Terminating Company Plan(s) as Acquiror may reasonably require. In the event that the distribution or rollover of assets from the trust of a 401(k) plan that is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon Company or plan sponsor, then Company shall take all such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror prior the Closing Date.

(b) Company ESPP. The Company ESPP shall be treated as provided for in Section 2.1(c).

(c) Employee Benefit Matters. All employees of Company who continue employment with Company following the Closing Date shall continue on their existing benefit plans until such time as, in Acquiror’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Acquiror for its and its affiliates’ employees. Acquiror shall take such reasonable actions, to the extent permitted by Acquiror’s benefits programs, as are necessary to allow eligible employees of Company to participate in the health, welfare and other employee benefits programs of Acquiror or alternative benefits programs that are, in the aggregate, substantially similar to those applicable to employees of Acquiror in similar functions and positions on similar terms. Following the Closing Date, employees of Company who continue employment with the Acquiror (or any subsidiary) (i) shall receive credit for purposes of eligibility and vesting for years of service with Company or any of its subsidiaries prior to the Closing Date in the applicable welfare benefit plans and retirement plan (intended to qualify within the meaning of Section 401(a) of the Code) of Acquiror, and (ii) subject to the approval of any insurance carrier and to the extent consistent with applicable law, Acquiror shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Acquiror in which such employees and their eligible dependents shall participate to be waived. Notwithstanding anything to the contrary, any such credit and waiver will not result in duplication of benefits.

6.11 Indemnification.

(a) If the Merger is consummated, then until the sixth (6th) anniversary of the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, fulfill and honor the obligations of Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Persons”) pursuant to any (i) indemnification provisions under Company’s Certificate of Incorporation or Bylaws as in effect on the date of this

Agreement, and (ii) written indemnification agreements between Company and such Company Indemnified Parties existing as of the date of this Agreement (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. Any claims for indemnification made under this Section 6.11(a) on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b) For a period of six (6) years from and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Company’s directors’ and officers’ liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to the current directors and officers of Company; provided, however, Acquiror may fulfill its obligations under this Section 6.11(b) by purchasing a policy of directors’ and officers’ insurance or a “tail” policy under Company’s existing directors’ and officers’ insurance policy, in either case which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by Company’s directors’ and officers’ insurance policy in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those applicable to the current directors and officers of Company, provided, further, that in no event shall Acquiror or the Surviving Corporation be required to expend an annual premium for any such coverage in excess of one hundred fifty percent (150%) of the annual premium currently paid by Company under its directors’ and officer’s liability insurance policy in effect as of the date hereof, and if the cost for any such coverage is in excess of such amount, Acquiror or the Surviving Corporation shall only be required to maintain such coverage as is available for such amount.

(c) This Section 6.11 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by Company Indemnified Persons.

6.12 Disqualified Individuals. Ten (10) business days prior to the Closing Date, Company shall, as and to the extent necessary, deliver to Acquiror a schedule which sets forth each person who Company reasonably believes is, with respect to Company or any Company ERISA Affiliate, a “disqualified individual” within the meaning of Section 280G of the Code and the regulations promulgated thereunder, as of the date such schedule is delivered to Acquiror.

6.13 Form S-8. Acquiror will cause the Acquiror Common Stock issuable upon exercise of the Assumed Options for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 as soon as reasonably practicable following the Closing Date, will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the Assumed Options remain outstanding and will reserve a sufficient number of shares of Acquiror Common Stock for issuance upon exercise thereof.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. The Required Company Stockholder Approval shall have been obtained, as required by Delaware Law, the Company Charter Documents, and the rules of Nasdaq, each as in effect on the date of such approval.

(b) Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(c) Governmental Approvals. All material regulatory consents, approvals, expiration of waiting periods and clearances of Governmental Entities under any applicable foreign or other applicable Legal Requirements in connection with this Agreement, the Merger and the other transactions contemplated hereby (other than the filing of the Certificate of Merger) shall have been obtained.

(d) No Injunctions or Restrictions. No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Merger and no Governmental Entity shall have notified the parties of any intent on its part to seek such judgment, order, injunction, decree, ruling or charge, with respect to any of the transactions contemplated by this Agreement.

(e) No Litigation. No suit, action, proceeding, application or counterclaim shall be pending before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge is reasonably expected to occur and would (i) cause the Merger or any of the transactions contemplated by this Agreement to be rescinded, or (ii) result in any Antitrust Restraint.

7.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a) Representations and Warranties.

(i) The representations and warranties of Acquiror set forth in this Agreement (other than in Section 4.3) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”), in each case, both on and as of the date of this Agreement and on and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in each case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on Acquiror. At the Closing, Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(ii) The representations and warranties of Acquiror set forth in Section 4.3 shall be true and correct in each case, both on and as of the date of this Agreement and on and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in each case as of such date). At the Closing, Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(b) Agreements and Covenants. Acquiror and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Acquiror by an authorized officer of Acquiror.

7.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

(a) Representations and Warranties.

(i) The representations and warranties of Company set forth in this Agreement (other than in Sections 3.3(a), 3.4, 3.18 and 3.23) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”), in each case, both on and as of the date of this Agreement and on and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in each case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on Company. At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(ii) Each representation and warranty of Company set forth in Section 3.3(a)(i) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) in all respects (in each case, both on and as of the date of this Agreement and on and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in each case as of such date), except solely for inaccuracies in the number of shares, options, warrants, convertible or exchangeable securities or other securities or similar rights, which inaccuracies could not result in an amount of Fully Diluted As Adjusted Shares, both on and as of the date of this Agreement and on and as of the Closing Date, of greater than 14,248,589 (as adjusted in the event of any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization, or other like change). At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(iii) The representations and warranties of Company set forth in Sections 3.4, and 3.23 shall be true and correct in each case, both on and as of the date of this Agreement and on and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in each case as of such date). At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(iv) Each representation and warranty of Company set forth in Section Sections 3.3(a)(ii) and 3.18 shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) in all material respects in each case, both on and as of the date of this Agreement and on and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in each case as of such date). At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Acquiror shall have received a certificate to such effect signed on behalf of Company by an executive officer of Company.

(c) No Company Material Adverse Effect. No Material Adverse Effect on Company shall have occurred and be continuing. Acquiror shall have received a certificate with respect to the foregoing signed on behalf of Company by an executive officer of Company.

(d) Dissenting Shares. The holders of no more than ten percent (10%) of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall have delivered a notice or notices of intent to demand payment, in accordance with Section 262 of the Delaware Law (a “Demand”) and which Demand has not been finally withdrawn under Delaware Law and is not appealable.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party, whether before or after the Required Company Stockholder Approval is obtained (unless otherwise specified below):

(a) by mutual written consent of Acquiror and Company, duly authorized by Acquiror’s Board of Directors or the Company Board, respectively;

(b) by either Company or Acquiror if the Merger shall not have been consummated by November 30, 2008 (the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the End Date;

(c) by written notice of either Company or Acquiror if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by written notice of either Company or Acquiror if the Required Company Stockholder Approval shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Company where the failure to obtain the Required Company Stockholder Approval shall have been caused by the failure of Company to comply with any provision of this Agreement or a breach of the Voting Agreement by any party thereto other than Acquiror;

(e) by written notice of Company, following a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue; in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such breach by Acquiror or inaccuracies in the representations and warranties of Acquiror are curable by Acquiror or Merger Sub prior to the End Date through the exercise of its commercially reasonable efforts, then Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) prior to thirty (30) calendar days following receipt of written notice from Company to Acquiror of such breach or inaccuracy, as applicable, provided, that Acquiror continues to exercise commercially reasonable efforts to cure such breach or inaccuracy through such thirty (30) day period (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach or inaccuracy by Acquiror or Merger Sub is cured within such thirty (30) calendar day period);

(f) by written notice of Acquiror, following a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such breach by Company or such inaccuracies in the representations and warranties of Company are curable by Company prior to the End Date through the exercise of its commercially reasonable efforts, then Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) prior to thirty (30) calendar days following receipt of written notice from Acquiror to Company of such breach or inaccuracy, as applicable, provided, that Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy through such thirty (30) day period (it being understood that Acquiror may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement or such breach or inaccuracy by Company is cured within such thirty (30) calendar day period);

(g) by written notice of Acquiror, upon a material breach by Company of its obligations under Section 6.5;

(h) by Company in order to enter into a letter of intent or similar document or any Contract providing for any Company Acquisition; provided, however, that this Agreement may not be so terminated unless (i) the Company Board shall have complied with the procedures set forth in Section 6.5 and (ii) all of the payments required by Section 8.3 have been made in full to Acquiror;

(i) by written notice of Acquiror, if (i) the Company Board or any committee thereof shall for any reason have effected a Change in Recommendation; (ii) Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Company Board that the Company Stockholders vote in favor of the adoption of this Agreement; (iii) the Company Board or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) Company shall have entered into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; (v) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Acquiror and Company shall not have sent to Company Securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; (vi) a majority of the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement to the Company Stockholders as promptly as practicable (but in any event within five (5) business days) after receipt of a written request to do so from Acquiror; or (vii) Company shall have failed to call, duly give notice of, convene and hold the Company Meeting in accordance with Section 6.2.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(e) or 8.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice pursuant to Section 9.2of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and there shall be no Liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in the Confidentiality Agreement, this Section 8.2, Section 8.3, and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, any willful breach of, or any intentional misrepresentation made in this Agreement.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Termination Fee.

(i) Company shall promptly, but in no event later than two Business Days after the date of such termination, pay to Acquiror in immediately available funds an amount equal $1,250,000 in cash (the “Termination Fee”) in the event this Agreement is terminated pursuant to Section 8.1(g), Section 8.1(h), or Section 8.1(i). Company shall pay to Acquiror the Termination Fee in the event this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(d), or Section 8.1(f), if following the date hereof and prior to the Company Meeting (or, if the Company Meeting shall not have been convened, prior to termination of this Agreement), an Acquisition Proposal shall have been publicly announced by any person, shall have been made to Company’s stockholders by any person, or shall have been made to Company by any person and subsequently (and prior to the Company Meeting) publicly announced or otherwise publicly disclosed, and either (A) within twelve (12) months following the termination of this Agreement, any Company Acquisition (as defined below) is consummated, or (B) Company enters into a letter of intent or similar document or any Contract providing for any Company Acquisition within twelve (12) months following the termination of this Agreement and any Company Acquisition is later consummated, in which case such amount shall be paid promptly, but in no event later than two (2) business days, after the consummation of such Company Acquisition. For purposes of this Agreement, “Company Acquisition” shall mean any transaction contemplated by an Acquisition Proposal.

(ii) Company hereby acknowledges and agrees that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, Acquiror makes a claim that results in a judgment against Company for the amounts set forth in this Section 8.3(b), Company shall pay to Acquiror its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii) No payment under this Section 8.3 shall limit in any respect any rights or remedies available to Acquiror and Merger Sub relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive any payment under this Section 8.3.

8.4 Amendment. Subject to the applicable Legal Requirements, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Acquiror and Company at any time before or after the Required Company Stockholder Approval has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary of State; provided, however, that, after the Required Company Stockholder Approval shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Per Share Merger Consideration to be delivered to Company Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company Stockholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, Company, on the one hand, or Acquiror and Merger Sub, on the other hand, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations and Warranties. The representations and warranties of Company and Acquiror contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Acquiror, to:

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, California 94304

Attention:     General Counsel

Telephone:   (650) 846-1000

Telecopy:     (650) 846-1202

with a copy to:

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Larry W. Sonsini, Esq.

         Katharine A. Martin, Esq.

Telephone:     (650) 493-9300

Telecopy:       (650) 493-6811

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

1301 Avenue of the Americas

40th Floor

New York, New York 10019

Attention:     Selim Day, Esq.

Telephone:   (212) 999-5800

Telecopy:     (212) 999-5899

(b)	if to Company, to:

Insightful Corporation

1700 Westlake Avenue N, Suite 500

Seattle, Washington 98109

Attention: General Counsel

Telephone:     (206) 802-2365

Telecopy:       (206) 777-8517

with a copy to:

Fenwick & West LLP

1191 Second Avenue

Suite 1610

Seattle, WA 98101

Attention:     Alan C. Smith

Telephone:   (206) 389-4530

Telecopy:     (206) 389-4511

9.3 Interpretation; Definitions.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section, respectively, of this Agreement unless otherwise indicated. Unless otherwise indicated the words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” As used herein, an item shall be deemed to have been “furnished,” “provided,” “delivered” or “made available” to Acquiror if such item has been (i) sent to Acquiror or its representatives, (ii) provided to Acquiror or its representatives or (iii) made available to Acquiror or its representatives for review, in an online data room or otherwise, including via the SEC’s EDGAR system. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Where a reference is made to a law or Legal Requirement, such reference is to such law or Legal Requirement, as amended, and all rules and regulations promulgated thereunder, unless the context requires otherwise.

(b) For purposes of this Agreement:

(i) the term “business day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close, and the term “day” when not immediately preceded by the word “business” shall mean a calendar day;

(ii) unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “hereby,” “herein,” “hereunder,” and derivative or similar words refer to this entire Agreement;

(iii) the term “knowledge” means with respect to a party hereto, with respect to any matter in question, the actual knowledge of any of the executive officers or directors of such party after reasonable inquiry of the Employees with administrative or operational responsibility for such matter in question; provided, that, if any executive officer or director does not make such reasonable inquiry, then such executive officer or director shall be deemed to have actual knowledge of those facts or matters that such executive officer or director would have had, had he or she made such inquiry;

(iv) the term “Material Adverse Effect,” when used in connection with any entity, including Company and its subsidiaries, means any change, event, violation, inaccuracy, circumstance, or effect (each, an “Effect”), individually or when aggregated with other Effects, that is or is reasonably likely to be materially adverse to (A) the near-term or longer-term condition (financial or otherwise), business, prospects, assets (including intangible assets), liabilities, capitalization or results of operations of such entity and its subsidiaries taken as a whole, or (B) the ability of such entity to perform its obligations under this Agreement or consummate without material delay the transactions contemplated hereby, except, in the case of clause (A), to the extent that any such Effect directly results from: (1) compliance with changes in laws or GAAP applicable to Company; (2) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to companies operating in the same industry in which such entity operates); (3) changes in the trading volume or trading prices of such entity’s capital stock in and of itself (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes); (4) any action by such entity required by the specific terms of this Agreement; (5) the fees or expenses of Company Financial Advisor set forth on the Company Disclosure Letter and any fees or expenses up to $350,000 incurred after the date hereof in connection with this Agreement or the Merger; (6) any Effect caused by an impact to the customers, suppliers or partners of such entity as a result of announcement or pendency of the Merger or the announcement of this Agreement; or (7) any failure by such entity to meet internal or publicly published guidance, milestones, forecasts or projections (provided that such exclusion shall not apply to any underlying Effect that may have caused such failure to meet such internal or publicly published guidance, milestones, forecasts or projections).

(v) the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity; and

(vi) the terms “subsidiary” and “subsidiaries” with respect to any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such party, or (ii) such party or any subsidiary of such party is a general partner (excluding partnerships in which such party or any subsidiary of such party does not have a majority of the voting interest of such partnership).

9.4 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights (including rights of action), benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as specifically provided in Section 6.11.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.

9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, pursuant to Section 9.8, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8 Governing Law. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of any Delaware State court (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in such Delaware State court (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware State court (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware State court (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by any Legal Requirements.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Assignment. Neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Merger Sub’s rights, interests or obligations hereunder may be assigned to and assumed by Acquiror or any other corporation directly or indirectly wholly owned by Acquiror. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

TIBCO SOFTWARE INC.

By:	/s/ William R. Hughes

Name:	William R. Hughes

Title:	EVP, General Counsel & Secretary

INSIGHTFUL CORPORATION

By:	/s/ Jeffrey E. Coombs

Name:	Jeffrey E. Coombs

Title:	CEO

MINERAL ACQUISITION CORPORATION

By:	/s/ William R. Hughes

Name:	William R. Hughes

Title:	EVP

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

List of Stockholders Entering into Voting Agreements

Samuel Meshberg

Jeffrey Coombs

Sachin Chawla

Mark Ozur

Ronald Stevens

Richard Barber

A-1

Exhibit B

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is made and entered into as of June 18, 2008, by and between TIBCO Software Inc., a Delaware corporation (“TIBCO”), and the undersigned stockholder (“Stockholder”) of Insightful Corporation, a Delaware corporation (“Insightful”).

RECITALS

A. TIBCO, Mineral Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of TIBCO (“Sub”), and Insightful have entered into an Agreement and Plan of Merger dated as of June 18, 2008 (the “Merger Agreement”), which provides for the merger of Sub with and into Insightful (the “Merger”), with Insightful being the surviving corporation. Pursuant to the Merger, all outstanding capital stock of Insightful shall be converted into the right to receive cash as provided in the Merger Agreement.

B. Stockholder is the holder of record and the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of Insightful, and such number of shares of capital stock of Insightful issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.

C. In consideration of the execution of the Merger Agreement by TIBCO, Stockholder (in his or her capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of Insightful over which Stockholder has voting power, so as to facilitate consummation of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

1.1 “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement or (iii) the date of the written agreement of the parties hereto to terminate this Agreement.

1.2 “Person” shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

1.3 “Securities” shall mean: (i) all securities which Stockholder directly or indirectly has the power to vote or direct the voting of and shares of Insightful Common Stock (“Current Shares”) and all options, warrants, other securities and other rights to acquire shares of Insightful Common Stock (“Current Derivatives”), if any, Owned by Stockholder as of the date of this Agreement, and (ii) all additional securities which Stockholder directly or indirectly has the power to vote or direct the voting of and shares of Insightful Common Stock (“After-Acquired Shares” and, together with the Current Shares, the “Shares”) and all additional options, warrants, other securities and other rights to acquire shares of Insightful Common Stock (“After-Acquired Derivatives” and, together with the Current Derivatives, the “Derivatives”) of which Stockholder acquires Ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date. Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a Security if Stockholder: (i) is the record owner of such Security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such Security.

1.4 “Transfer”. A Person shall be deemed to have effected a “Transfer” of a Security if such Person directly or indirectly (i) sells, tenders, pledges, encumbers, hypothecates, grants an option with respect to, transfers, assigns or otherwise disposes of such Security or any interest therein, or (ii) enters into an agreement, arrangement, understanding or commitment, whether or not in writing, to effect any of the foregoing, or (iii) reduces such Person’s Ownership of such Security.

2. Transfer of Shares.

2.1 Restriction on Transfer of Securities. Subject to Section 2.2, Stockholder shall not, during the term of this Agreement, directly or indirectly: (i) cause or permit any Transfer of any or all of the Securities or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Securities not Transferred or deposit any Securities not Transferred into a voting trust or enter into a voting agreement with respect to any Securities not Transferred, or (iii) take any action (other than any action of Stockholder in the exercise of Stockholder’s fiduciary duties to Company, to the extent any such duties shall exist) that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of impairing Stockholder from performing any of Stockholder’s obligations under this Agreement (it being understood that nothing contained in this Agreement shall be deemed to restrict the ability of Stockholder to exercise (but not Transfer) any Derivatives held by Stockholder prior to the Expiration Date). Stockholder further agrees with and covenants to TIBCO that Stockholder shall not request that Insightful register the Transfer of any certificate or uncertificated interest representing any of the Securities, unless such Transfer is made in compliance with this Agreement. Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, Insightful may issue appropriate “stop transfer” instructions to its transfer agent.

2.2 Permitted Transfers. Section 2.1 shall not prohibit (i) a Transfer of Securities expressly contemplated by the Merger Agreement, (ii) a Transfer of Securities by Stockholder to any member of Stockholder’s immediate family or to a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family or upon the death of Stockholder, (iii) a Transfer in connection with or for the purpose of personal tax-planning, (iv) a Transfer or other disposition of Shares to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended or (v) a Transfer of Shares pursuant to a court order or as otherwise required by law, provided that a Transfer referred to in clauses (ii), (iii) or (iv) shall be permitted only if, as a precondition to such Transfer, the transferee of such Securities agrees to be bound by the terms and conditions of this Agreement.

3. Agreement to Vote Shares. The Stockholder hereby revokes any and all previous proxies granted by such stockholder with respect to such Shares. Until the Expiration Date, at every meeting of stockholders of Insightful called with respect to any of the following, and at every adjournment or postponement thereof, Stockholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares Owned by Stockholder:

3.1 in favor of (i) the adoption of the Merger Agreement, and (ii) the Proxy and any action required in furtherance thereof;

3.2 against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

3.3 against any other action that is intended, or could reasonably be expected to, impede, interfere with, expect to frustrate, delay, postpone, or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, including without limitation any Acquisition Proposal (as defined in the Merger Agreement) or any agreement or transaction providing for a transaction contemplated by any Acquisition Proposal; provided, that, TIBCO shall use commercially reasonable efforts to give the Stockholder written notice no fewer than three (3) business days prior to the meeting of stockholders of Insightful at which such matters are to be considered, that it is TIBCO’s viewpoint that a vote in favor of such matter would constitute a breach of this Section 3.3.

In all other matters, the Shares shall be voted by and in a manner determined by Stockholder in Stockholder’s sole discretion. Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to TIBCO a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

5. Representations, Warranties and Covenants of Stockholder.

5.1 Stockholder hereby represents and warrants to TIBCO that, as of the date hereof and at all times until the Expiration Date, (i) Stockholder is and will be the beneficial owner of the Current Shares and Current Derivatives set forth on the signature page of this Agreement (unless otherwise Transferred in accordance with this Agreement, including, but not limited to pursuant to a Permitted Transfer), with full power to vote or direct the voting of the Shares; (ii) the Securities are and will be, unless otherwise Transferred in accordance with this Agreement, including, but not limited to pursuant to a Permitted Transfer, free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature (other than pursuant to the terms of restricted stock agreements as in effect on the date hereof and except for applicable restrictions on transfer under applicable securities laws or under this Agreement and except for applicable community property laws); (iii) Stockholder does not Own any Securities of Insightful other than the Current Shares and Current Derivatives set forth on the signature page of this Agreement; (iv) with respect to the Shares, Stockholder has and will have full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy (unless such Shares are otherwise Transferred in accordance with this Agreement) and to perform Stockholder’s obligations hereunder and thereunder; (v) the execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or court order to which the Securities are subject, including, without limitation, any voting agreement or voting trust; and (vi) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2 Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Insightful voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of Insightful, breaches any fiduciary duty of the board of directors of Insightful or any member thereof; provided, that Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against Stockholder that relates solely to Stockholder’s capacity as a director or officer of Insightful.

6. Additional Documents. Stockholder and TIBCO hereby covenant and agree, from the date hereof to the Expiration Date, to execute and deliver any additional documents reasonably necessary or desirable, in the reasonable opinion of TIBCO upon advice of its counsel, to carry out the purpose and intent of this Agreement.

7. Legending of Shares. If so requested by TIBCO, Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

8. Termination. This Agreement shall terminate automatically and be of no further force or effect as of the Expiration Date.

9. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall affect, limit, prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of Insightful, to the extent permitted by the Merger Agreement.

10. Miscellaneous.

10.1 Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

10.2 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.3 Binding Effect; Assignment. Except as provided or required herein, neither party may assign or delegate, in whole or in part, by operation of law or otherwise, either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto. A copy of such written agreement shall be provided to Insightful promptly following execution thereof.

10.5 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within Newcastle County in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this

Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.8 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

10.7 Entire Agreement. This Agreement and the Proxy and the other agreements referred to in this Agreement set forth the entire agreement and understanding of TIBCO and Stockholder with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between TIBCO and Stockholder, both oral and written, with respect to the subject matter hereof and thereof.

10.8 Notices. All notices and other communications pursuant to this Agreement shall be deemed given or made as follows (i) on the date of delivery, delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt, if sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to TIBCO, to:

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

Attention:   General Counsel

Facsimile:   (650) 846-1202

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:     Larry W. Sonsini, Esq.

    Katharine A. Martin, Esq.

Facsimile: (650) 493-6811

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, NY 10017-6022

Attention:     Selim Day, Esq.

Facsimile:     (212) 999-5899

(b)	if to Stockholder, to the address for notice set forth on the last page hereof,

with a copy to:

Fenwick & West LLP

1191 Second Avenue

Suite 1610

Seattle, WA 98101

Attention:     Alan C. Smith

Facsimile:     (206) 389-4511

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

10.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signatures will be deemed to have the same effect as if the original signature had been delivered to the other party.

10.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

TIBCO SOFTWARE INC.

By:

Name:

Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

STOCKHOLDER:

(Print Stockholder Name)

By:
(Signature)

Name:
(Print Name)

Title:

Telephone

Facsimile No.

Shares Owned:

shares of Insightful Common Stock

shares of Insightful Common Stock issuable upon the exercise of outstanding options, warrants, other securities or other rights

Address:

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder of Insightful Corporation, a Delaware corporation (“Insightful”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of TIBCO Software Inc., a Delaware corporation (“TIBCO”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all securities which Stockholder directly or indirectly has the power to vote or direct the voting of and all of the shares of capital stock of Insightful that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Insightful issued or issuable in respect thereof commencing with the execution and delivery of this Proxy until the Expiration Date (as defined below) (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Insightful as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between TIBCO and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of TIBCO entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among TIBCO, Mineral Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of TIBCO (“Sub”) and Insightful, which provides for the merger of Sub with and into Insightful (the “Merger”), with Insightful being the surviving corporation. This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date. As used herein, the term “Expiration Date” shall have the same meaning ascribed to it in the Voting Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of Insightful and in every written consent in lieu of such meeting: (i) in favor of (A) the adoption of the Merger Agreement and (B) the Proxy and any action required in furtherance thereof; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and (iii) against any other action that is intended, or could reasonably be expected to, impede, interfere with, expect to frustrate, delay, postpone, or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, including without limitation any Acquisition Proposal (as defined in the Merger

Agreement) or any agreement or transaction providing for a transaction contemplated by any Acquisition Proposal; provided, that, TIBCO shall use commercially reasonable efforts to give the Stockholder written notice no fewer than three (3) business days prior to the meeting of stockholders of Insightful at which such matters are to be considered, that it is TIBCO’s viewpoint that a vote in favor of such matter would constitute a breach of this Proxy.

The attorneys and proxies named above may not exercise this Proxy to vote, consent or act on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

Dated: June             , 2008

Signature of Stockholder:

Print Name of Stockholder:

Shares beneficially owned:

shares of Insightful Common Stock

shares of Insightful Common Stock issuable upon the exercise of outstanding options, warrants, other securities or other rights

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

Exhibit C-1

List of Employees Entering into Employment and Noncompetition Agreements

Louis Bajuk-Yorgan

Thomas Hurley

Stephen Kaluzny

Michael Sannella

C-1

Exhibit C-2

List of Contractors Entering into Contractor Agreements

Michael O’Connell

C-2

Exhibit D

Dear                     :

I am very pleased to offer you a position with TIBCO Software Inc. (“TIBCO”) as                         . This offer is expressly contingent upon the final closing of the acquisition of Insightful by TIBCO (the “Closing”). The effective date of your employment will be the first business day following the date of the Closing (the “Effective Date”). In the event such Closing does not occur, for whatever reason, this employment offer shall be null and void and there shall be no liability or obligation hereunder on the part of TIBCO.

This letter will confirm the terms of this offer of employment, which are set forth below.

In your position with TIBCO, you will be reporting to                         , and will be expected to devote your full business time, attention, and energies to the performance of your duties with TIBCO.

TIBCO will pay you a salary at a rate of $                     semi-monthly in accordance with TIBCO’s standard payroll policies, including compliance with applicable withholding. This is equivalent to $                     annually. The first and last payment by TIBCO to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

You should be aware that your employment with TIBCO is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, TIBCO is free to terminate your employment at any time, for any reason or for no reason.

For purposes of federal immigration laws, you will be required to provide to TIBCO documentary evidence of your identity and eligibility for employment in the United States as set forth in the attached Form I-9. Such documentation must be provided within 3 business days of the Effective Date of your employment, or your employment relationship with TIBCO may be terminated.

This offer letter and TIBCO’s employment agreement, when signed by you, set forth the terms of your employment with TIBCO and its subsidiaries and supersede as of the Closing any and all prior employment agreements, offer letters or similar agreements, including such agreements between you and Insightful, whether written or oral. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of TIBCO. This offer letter will be governed by the laws of Washington, without regard for choice-of-law provisions.

D-1

We are pleased to have you join us, and look forward to a successful and mutually rewarding association. If the terms above are acceptable, please indicate your acceptance by signing below and returning an executed copy of this offer letter to                          in the FedEx envelope provided and/or by fax to                         .

Sincerely,

ACCEPTED BY:

Date:

D-2

Exhibit E

Dear                         :

                        , a                          corporation, and Insightful Corporation, a Delaware corporation (the “Company”), are parties to the                         . TIBCO Software Inc., a Delaware corporation (the “Buyer”), the Company and a wholly-owned subsidiary of the Buyer are entering into an Agreement and Plan of Merger (as amended or otherwise modified, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the execution and delivery of certain ancillary documents. As a condition to the willingness of the Buyer to enter into the Merger Agreement,                          agrees that it shall not terminate the                          as a result of the transactions contemplated by the Merger Agreement.

Yours very truly,

TIBCO SOFTWARE INC.

By:
[Name]
[Title]

The foregoing is accepted and approved as of the date first above written.

[NAME]

By:

E-1